UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☒  Definitive Proxy Statement
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☐  Soliciting Material under Rule 14a-12
COLUMBIA SPORTSWEAR COMPANY
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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Portland, Oregon
April 27, 2017
Dear Shareholders:
You are cordially invited to attend our annual meeting of shareholders at 3:00 p.m. Pacific Time on Tuesday, June 13, 2017, at our Lillehammer Events Center located at 14339 NW Science Park Drive, Portland, Oregon 97229. Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on the Company’s operations and respond to any questions you may have.
Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting.

•
If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

•
If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone or via the Internet.

If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Please read “How You Can Vote” and “How You Can Revoke Your Proxy or Change Your Vote” in the Proxy Statement for further information.

Very truly yours,

Timothy P. Boyle
Chief Executive Officer

COLUMBIA SPORTSWEAR COMPANY
14375 NW Science Park Drive
Portland, Oregon 97229
(503) 985-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 13, 2017

Dear Shareholders:
Our annual meeting will be held at 3:00 p.m. Pacific Time on Tuesday, June 13, 2017, at our Lillehammer Events Center located at 14339 NW Science Park Drive, Portland, Oregon 97229. The purpose of the meeting is:

1.	To elect directors for the next year;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017;

3.	To approve, by non-binding vote, executive compensation;

4.	To recommend, by non-binding vote, the frequency of executive compensation votes;

5.	To approve the 1997 Stock Incentive Plan, as amended;

6.	To approve the Executive Incentive Compensation Plan, as amended;

7.	To consider and act upon one shareholder proposal, if properly presented at the annual meeting; and

8.	To act upon any other matters that may properly come before the meeting.
Only shareholders of record at the close of business on April 17, 2017, are entitled to vote at the meeting. A list of shareholders will be available for inspection beginning April 18, 2017, at our corporate headquarters.

By Order of the Board of Directors

Peter J. Bragdon
Executive Vice President, Chief Administrative Officer, General Counsel, and Secretary
Portland, Oregon
April 27, 2017

TABLE OF CONTENTS
PROXY STATEMENT

COLUMBIA SPORTSWEAR COMPANY

PROXY STATEMENT

Annual Meeting of Shareholders
SUMMARY OF PROCEDURES
Proxy Statement Information. The Board of Directors of Columbia Sportswear Company, an Oregon corporation (“Columbia,” the “Company,” “we,” “us,” or “our”), is soliciting proxies to be used at the annual meeting of shareholders to be held at 3:00 p.m. Pacific Time on Tuesday, June 13, 2017, at Columbia’s Lillehammer Events Center, located at 14339 NW Science Park Drive, Portland, Oregon 97229, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (“Notice”). This Proxy Statement, our 2016 Annual Report to Shareholders and our form of proxy will be provided to shareholders on or about April 27, 2017. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement, 2016 Annual Report to Shareholders, and form of proxy, will be borne by Columbia. We will ask fiduciaries, custodians, brokerage houses, and similar parties to forward copies of proxy materials to beneficial owners of our Common Stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies may be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile and personal contact. No additional compensation will be paid for these services.
Electronic Delivery of Proxy Materials. In accordance with Securities and Exchange Commission rules, Columbia’s proxy materials are available to all shareholders on the Internet. Instead of receiving paper copies of the Notice, 2016 Annual Report to Shareholders, Proxy Statement, and proxy card in the mail, you may access these communications electronically via the Internet. If you received any proxy materials in the mail this year and would like to receive the materials electronically next year, please write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. Once you provide your consent to receive electronic delivery of proxy materials via the Internet, your consent will remain in effect until you revoke it.
Householding of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are Company shareholders will be householding our Notice or proxy materials. If you have received notice from Columbia or your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent to householding. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000 or colminvestorrelations@columbia.com. If at any time you no longer wish to participate in householding, please notify your broker or write to us at the address listed above. If you currently receive multiple copies of the proxy materials and would like to request householding, please contact your broker or write to us at the address above.

Who Can Vote. Only shareholders of record at the close of business on April 17, 2017 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting. At the close of business on April 17, 2017, 69,650,208 shares of our Common Stock, the only authorized class of voting security of the Company, were issued and outstanding. Because holders of Common Stock are entitled to one vote per share, a total of 69,650,208 votes are entitled to be cast at the annual meeting.
How You Can Vote. Shareholders may vote in person at our annual meeting or by proxy. To vote by proxy:

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If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

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If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone or via the Internet.

All shares for which a proxy has been properly granted and not revoked will be voted at the annual meeting in accordance with your instructions. If you grant a proxy but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.
How You Can Revoke Your Proxy or Change Your Vote. If you are a shareholder of record, you can revoke your proxy at any time before it is voted at the annual meeting by:

•	Submitting to the Secretary a written notice of revocation bearing a later date than the date of your proxy;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

•	Attending the annual meeting and voting in person.
If your shares are held in the name of a broker, bank, trust, or other nominee, you must obtain a proxy, executed in your favor, from the nominee to be able to vote at the meeting.
Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Peter J. Bragdon, Executive Vice President, Chief Administrative Officer, General Counsel, and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229, or hand-delivered to the Secretary at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 17, 2017, regarding the beneficial ownership of shares of our Common Stock by (i) each person known by us to own beneficially more than 5% of our Common Stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table (each, a “named executive officer”), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and our directors is 14375 NW Science Park Drive, Portland, Oregon 97229. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Timothy P. Boyle	25,754,190	(2)	36.98
Gertrude Boyle	9,846,143		14.14
Sarah A. Bany	2,562,080	(3)	3.68
John W. Stanton	519,444	(4)	*
Stephen E. Babson	191,744	(5)	*
Bryan L. Timm	139,954	(6)	*
Andy D. Bryant	85,870	(7)	*
Thomas B. Cusick	77,880	(8)	*
Edward S. George	72,730	(9)	*
Murrey R. Albers	72,496	(10)	*
Walter T. Klenz	50,956	(11)	*
Ronald E. Nelson	34,841	(12)	*
Franco Fogliato	18,846	(13)	*
Malia H. Wasson	2,838	(14)	*
Eaton Vance Management†	4,171,263	(15)	5.99
2 International Place, Boston, MA 02110
All executive officers and directors as a group (17 persons)	41,346,615	(16)	58.86

*	Less than 1%

†	Based solely on information set forth in Schedule 13G for the year ended December 31, 2016, as filed with the Securities and Exchange Commission.

(1)
Shares that the person or group has the right to acquire within 60 days after April 17, 2017 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)
Includes (a) 834 shares held in trust for Mr. Boyle’s wife, for which she is trustee, (b) 2,247,862 shares held in eleven grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary, (c) 2,000 shares held in the Boyle Columbia Sportswear Company Voting Trust (the “Voting Trust”), for which Mr. Boyle serves as initial trustee. The Voting Trust provides for the deposit of additional shares of Columbia Common Stock and the appointment of successor trustees in the event of Mr. Boyle’s death or incapacity (as defined in the voting trust agreement), and (d) 287,868 shares held in two generation skipping trusts, for which Mr. Boyle’s wife is the trustee, for the benefit of Mr. Boyle’s family.

(3)
Includes 804,418 shares held by DSRA, LLC and 31,792 shares subject to options exercisable within 60 days after April 17, 2017. Also includes 146,734 shares held by the Marie Lamfrom Charitable Foundation, for which Ms. Bany is a trustee. Ms. Bany disclaims beneficial ownership of these shares.

(4)
Includes 50,000 shares held by the Aven Foundation, for which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares. Also includes 53,300 shares subject to options exercisable within 60 days after April 17, 2017, and 362 shares subject to restricted stock units (“RSUs”) that vest within 60 days after April 17, 2017.

(5)
Includes (a) 4,500 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 11,000 shares held by the Jean McCall Babson Trust, for which Mr. Babson is trustee and whose beneficiaries include members of Mr. Babson’s family, (c) 2,000 shares held by Mr. Babson’s wife, and (d) 54,864 shares subject to options exercisable within 60 days after April 17, 2017, and 362 shares subject to RSUs that vest within 60 days after April 17, 2017.

(6)	Includes 60,317 shares subject to options exercisable within 60 days after April 17, 2017.

(7)	Includes 53,486 shares subject to options exercisable within 60 days after April 17, 2017, and 362 shares subject to RSUs that vest within 60 days after April 17, 2017.

(8)	Includes 37,728 shares subject to options exercisable within 60 days after April 17, 2017.

(9)
Includes 28,564 shares held by Edward S. George and Vilora Lynn George, Trustees of the Amended and Restated George Family Trust, dated May 15, 2006. Also includes 41,804 shares subject to options exercisable within 60 days after April 17, 2017, and 362 shares subject to RSUs that vest within 60 days after April 17, 2017.

(10)
Includes 400 shares held by Mr. Alber’s wife. Also includes 48,432 shares subject to options exercisable within 60 days after April 17, 2017, and 362 shares subject to RSUs that vest within 60 days after April 17, 2017.

(11)	Includes 41,804 shares subject to options exercisable within 60 days after April 17, 2017, and 362 shares subject to RSUs that vest within 60 days after April 17, 2017.

(12)	Includes 29,711 shares subject to options exercisable within 60 days after April 17, 2017, and 362 shares subject to RSUs that vest within 60 days after April 17, 2017.

(13)	Includes 13,416 shares subject to options exercisable within 60 days after April 17, 2017.

(14)	Includes 2,114 shares subject to options exercisable within 60 days after April 17, 2017, and 362 shares subject to RSUs that vest within 60 days after April 17, 2017.

(15)	As reported, holder has sole power to vote or to direct the vote of 4,171,263 shares.

(16)	Includes 588,998 shares subject to options exercisable within 60 days after April 17, 2017, and 2,896 shares subject to RSUs that vest within 60 days after April 17, 2017.

CORPORATE GOVERNANCE
Board Involvement in Risk Oversight. Columbia’s management team is responsible for identifying, assessing and managing the material risks facing Columbia. The Board of Directors generally oversees Columbia’s risk management practices and processes. The Board has delegated primary oversight of the management of (i) financial and accounting risk to the Audit Committee, (ii) compensation risk to the Compensation Committee and (iii) governance risk to the Nominating and Corporate Governance Committee. Oversight of compliance risk is shared by the Audit Committee and the Nominating and Corporate Governance Committee. Each of these committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise Columbia’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. Because a majority of the Board consists of independent directors and each committee of the Board consists solely of independent directors, Columbia’s risk oversight structure conforms to the Board’s leadership structure discussed below and demonstrates Columbia’s belief that having a strong, independent group of directors is important for good governance.
The Board of Directors also oversees a process of risk assessment within Columbia that is designed to identify the most salient enterprise risks facing Columbia’s business, including interviews conducted seeking participants’ judgment and assessment of the relative likelihood and magnitude of risks identified. The overall assessment includes participation from Company executives and a broad selection of senior management. The results of the periodic assessment are reviewed by the entire Board. The Board believes that the process serves to identify material risks in a timely manner and to promote, when necessary, appropriate actions to address the management of these risks.
Finally, the Board oversees various organizational structures, policies and procedures at Columbia to promote ethical conduct and compliance with laws and regulations. For example, Columbia maintains a Code of Business Conduct and Ethics (the “Code”) for which a confidential compliance line has been established for employees or other stakeholders to report violations of the Code, and the chair of the Audit Committee receives copies of all reports.
Corporate Governance Guidelines. Columbia’s Board of Directors has adopted Corporate Governance Guidelines that address:

•	Director qualifications;

•	Director independence;

•	Director responsibilities;

•	Board committees;

•	Director access to officers, employees and others;

•	Director compensation;

•	Director orientation and continuing education;

•	Chief Executive Officer evaluation and management succession;

•	Annual board and committee performance evaluations; and

•	Annual review of the Corporate Governance Guidelines.
A copy of our Corporate Governance Guidelines is available on our website at www.columbia.com.
Independence. Under our Corporate Governance Guidelines, which adopt the standards for “independence” under applicable NASDAQ listing rules and Securities and Exchange Commission rules, a majority of the members of the Board of Directors must be independent, as determined by the Board of Directors. The Board of Directors has determined that Ms. Wasson and Messrs. Albers, Babson, Bryant, George, Klenz, Nelson, and Stanton are independent and, accordingly, a majority of the members of our Board are independent. In addition, the Board of Directors has determined that all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent under the standards for independence applicable to members of each committee. There are no undisclosed transactions, relationships or arrangements that were considered by the Board of Directors in connection with the determination of whether any particular director is independent.

Code of Business Conduct and Ethics. Our Board has adopted a Code of Business Conduct and Ethics that sets out basic principles to guide all of Columbia’s officers, directors and employees worldwide, as well as representatives, consultants, vendors, agents, and other third parties in their dealings with or on behalf of Columbia and our subsidiaries and affiliates. We have established a confidential compliance line operated by an outside agency through which stakeholders can report concerns anonymously. Our Code of Business Conduct and Ethics has been translated into various languages and is available to our employees. A copy of our Code of Business Conduct and Ethics is available on our website at www.columbia.com.
Communications with the Board. Any shareholder may communicate with the Board of Directors, individually or as a group, by writing to the member or members of the Board of Directors, c/o Peter J. Bragdon, Executive Vice President, Chief Administrative Officer, General Counsel, and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the individual director or directors to whom the communications are addressed. Communications with the Board of Directors regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the Director Nomination Policy described below.
Board Leadership. Under our Board structure, leadership is provided primarily by the persons in the following positions, each of whom performs a separate role:

•	Chairman of the Board;

•	Chief Executive Officer; and

•	Chair of the Nominating and Corporate Governance Committee.
Gertrude Boyle is Chairman of the Board and Timothy P. Boyle is our Chief Executive Officer. Most of the functions typically performed by a chairman, such as convening and presiding over meetings of the Board, are performed by our Chief Executive Officer rather than our Chairman. As Chairman, Mrs. Boyle is recognized as a leader, keeper of institutional knowledge and significant stakeholder of Columbia. As Chief Executive Officer, Mr. Boyle is primarily responsible for Columbia’s general operations and implementing its business strategy. Mr. Boyle is also Columbia’s largest shareholder. For these reasons, the Board believes that, at this time, Columbia and its shareholders are best served by having the Chief Executive Officer convene, establish agenda items for and preside over meetings of the Board.
Columbia believes that having a strong, independent group of directors is important for good governance, and the Board has been, and continues to be, a strong proponent of Board independence. Consequently, Columbia’s corporate governance structures and practices include several independent oversight mechanisms. For example,

•
eight of the Board’s eleven members and each of the members of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees are independent directors under applicable NASDAQ listing rules;

•	each director is free to suggest the inclusion of items for the Board’s agenda and to raise at any Board meeting subjects that are not on the agenda for that meeting; and

•	the charters of each of the Board’s standing committees provide that each of these committees may seek legal, accounting or other expert advice from sources independent of Columbia’s management.
Moreover, the Board believes Columbia’s corporate governance practices ensure that strong and independent directors will continue to effectively oversee Columbia’s management and key issues related to long-range business plans, strategy and risks and integrity. Pursuant to these governance practices, the Chairman of the Nominating and Corporate Governance Committee, in addition to his role as chairman of that committee:

•	convenes and presides over meetings of the independent directors in executive session;

•	convenes and presides over an annual off-site meeting of the independent directors; and

•	is available for consultation and direct communication with shareholders, if requested.
In performing the duties described above, the Chairman of the Nominating and Corporate Governance Committee consults with the chairs of the appropriate Board committees and solicits their participation.
We intend to reexamine our Board leadership structure on an ongoing basis to ensure that it continues to meet Columbia’s needs.

Board Meetings. The Board of Directors met five times in 2016. Three executive sessions of the Board of Directors were held in 2016. Each director attended at least 75% of the total number of meetings of the Board of Directors and of each committee on which the director serves. We do not maintain a formal policy regarding director attendance at annual shareholder meetings. Three of our eleven directors attended our 2016 annual meeting of shareholders.
Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operate under a written charter that is available for review on our website at www.columbia.com. The current membership of each committee and its principal functions, as well as the number of times it met during fiscal year 2016, are described below.
Audit Committee. The Audit Committee is composed of Messrs. Bryant, George, Nelson, and Ms. Wasson. The Board of Directors has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Ms. Wasson is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth below in “Report of the Audit Committee.” The Audit Committee met five times in 2016. Ms. Wasson chairs the Audit Committee.
Compensation Committee. The Compensation Committee is composed of Messrs. Albers, Babson, Klenz, and Stanton. The Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s 1997 Stock Incentive Plan and any executive officer incentive compensation plans. The Compensation Committee’s processes and procedures for determining compensation for the Company’s executive officers and directors are described below in “Compensation Discussion and Analysis.” The Compensation Committee met five times in 2016. Mr. Babson chairs the Compensation Committee.
The Compensation Committee retained PricewaterhouseCoopers L.L.P. as its outside compensation consultant for 2016. The Committee chose PricewaterhouseCoopers primarily because of the competence, knowledge, background, and reputation of the representative who advises the Committee. The consultant reports directly to the Committee. Based on direction from the Committee, PricewaterhouseCoopers provides the Committee with:

•	information about market trends in executive officer compensation;

•	general information on compensation practices at other companies;

•	specific data on the compensation paid to executive officers at peer companies; and

•	analyses of performance measures used in incentive programs.
PricewaterhouseCoopers also:

•	assists the Committee in its evaluation of executive pay, practices and programs; and

•	advises the Committee on ad hoc issues related to broad-based compensation plans and international compensation issues.
PricewaterhouseCoopers reports on executive officer compensation matters and presents findings directly to the Compensation Committee but does not provide recommendations on compensation decisions for individual executive officers. From time to time our Senior Vice President and Chief Human Resources Officer provides information and feedback to PricewaterhouseCoopers on various compensation matters. Moreover, PricewaterhouseCoopers provides our Senior Vice President and Chief Human Resources Officer and our Chief Executive Officer with copies of the information provided to the Committee.
In 2016, management separately engaged PricewaterhouseCoopers to perform tax, audit and vendor assessment services. Tax, audit and vendor assessment arrangements are requested and approved by management separately from any work that is requested by the Compensation Committee. The PricewaterhouseCoopers representative who provides services to the Committee did not participate in these tax, audit or vendor assessment services. Also in 2016, Columbia subscribed to PricewaterhouseCoopers’ update service regarding regulatory developments in the European Union. The following is a summary of the approximate fees incurred by Columbia in 2016 for all services provided by PricewaterhouseCoopers, as categorized below:

2016
Executive and Director Compensation Consulting Fees(1)	$157,866
Other Fees(2)	183,586
Total	$341,452

(1)
Fees for services requested and approved by the Compensation Committee and billed to Columbia by PricewaterhouseCoopers L.L.P. in 2016 consisted of (i) industry survey and analysis of executive positions and industry survey and analysis of executive compensation and hiring packages; (ii) executive compensation trend analyses; (iii) equity plan design, calibration and analysis; and (iv) attendance at Compensation Committee meetings.

(2)
Other fees for services requested and approved by management consisted of vendor assessment, audit services, domestic and international tax consulting and transaction analyses and a regulatory update service.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Albers, Babson, Bryant, George, Klenz, Nelson, and Stanton, and Ms. Wasson. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition, and membership of the Board of Directors and its committees. The Nominating and Corporate Governance Committee met four times in 2016. Mr. Bryant chairs the Nominating and Corporate Governance Committee.
In March 2017, Mr. Stanton informed the Board of Directors of his decision not to stand for re-election to our Board. Mr. Stanton’s current term expires at the Annual Meeting, at which time the Board size will be reduced from 11 to 10.
Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee, c/o Peter J. Bragdon, Executive Vice President, Chief Administrative Officer, General Counsel, and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Nominating and Corporate Governance Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by December 31, 2017 will be considered for nomination at the 2018 Annual Meeting of Shareholders. Recommendations received after December 31, 2017 and before the applicable deadline for the 2019 Annual Meeting of Shareholders will be considered for nomination at the 2019 Annual Meeting of Shareholders. In addition to shareholder recommendations, the Nominating and Corporate Governance Committee may identify potential director nominees through referrals by directors, officers, employees, and third parties, including search firms, and internal research and recruitment activities.
Director Selection and Qualifications. Following the identification of director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and determines by majority vote the candidates who the Committee believes will best serve Columbia, which candidates are then submitted to the Board for approval. In evaluating director candidates, the Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics of each candidate, and the performance and continued tenure of incumbent Board members. The Committee considers these factors to evaluate potential candidates regardless of the source of the recommendation. The Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable NASDAQ listing requirements. The Committee also believes key members of our management should participate as members of the Board. See “Proposal 1: Election of Directors,” below.
As described above, our Board believes that maintaining a strong, independent group of directors that comprises a majority of our Board is important for good governance, and eight of our eleven directors qualify as independent. The Board believes that all of our independent directors (i) are financially literate and (ii) possess the other qualities described in our Corporate Governance Guidelines, including integrity and moral responsibility, the capacity to evaluate strategy and reach sound conclusions and the willingness and ability to devote the time required to fulfill the duties of a director. In addition, the Board places high value on the ability of individual directors to contribute to a constructive Board environment.
The Board believes that our directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. All of our independent directors have substantial senior executive-level business experience. Each of Mrs. Boyle, Mr. Boyle and Ms. Bany are significant shareholders of Columbia, and as such their interests are aligned with other shareholders for building long-term shareholder value. For a more complete description of individual backgrounds, professional experiences, qualifications, and skills, see the director profiles set forth under “Election of Directors” below.
Board Diversity. Columbia’s Corporate Governance Guidelines establish that the Nominating and Corporate Governance Committee of the Board is responsible for reviewing annually with the Board the desired skills and characteristics of new Board members and the composition of the Board as a whole. In assessing the appropriate composition of the Board, the Committee considers factors set forth in the Corporate Governance Guidelines, including diversity. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Committee considers a broad range of background and experience in its assessment. The Committee considers these and other factors as it oversees the annual Board and committee assessments.
Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is a past or present officer or employee of ours or any of our subsidiaries, nor has any member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. Likewise, none of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, where one of the other entity’s executive officers served on our Board of Directors or Compensation Committee.
Certain Relationships and Related Person Transactions. Joseph P. Boyle, son of Timothy P. Boyle and grandson of Gertrude Boyle, is employed by Columbia as the Senior Vice President of Columbia Brand Merchandising and Design. In 2016, Joseph P. Boyle received an annualized salary of $291,500 as Senior Vice President of Columbia Brand Merchandising and Design and was eligible to receive bonus, equity and employment benefits available to other executive officers. The Nominating and Corporate Governance Committee reviewed and ratified Joseph P. Boyle’s compensation arrangements.
Molly Boyle, daughter of Timothy P. Boyle and granddaughter of Gertrude Boyle, is employed by Columbia as a Retail Merchandise Manager. In 2016, Molly Boyle received an annualized salary of $66,950 as a Merchandiser and was eligible to receive bonus and employment benefits available to other employees until June 2016, when she was promoted to a Retail Merchandise Manager and began earning a base salary of $85,100 and became eligible to also receive equity benefits available to other employees of similar rank. The Nominating and Corporate Governance Committee reviewed and ratified Molly Boyle’s compensation arrangements.
In January 2016, Columbia entered into an aircraft arrangement, whereby it subleases an aircraft from Alvador, LLC, a limited liability company wholly owned by Timothy P. Boyle and his wife. Under the terms of the arrangement, Columbia has engaged an unaffiliated entity to provide pilot services for operation of the aircraft. Under the terms of the sublease, Columbia pays Alvador, LLC a monthly rental amount equal to $3,500 per flight hour. In 2016, Columbia paid Alvador, LLC $353,500 for use of the aircraft. Columbia also incurred expenses totaling $13,000 for pilot services and $8,987 for miscellaneous related flight crew services. We believe that these arrangements are on terms at least as fair to Columbia as those that would have been available in arm’s-length negotiated transactions.
Our Chairman, Gertrude Boyle, was the victim of a targeted crime, including an attempted kidnapping, in November 2010. In response to the incident, Columbia established security protocols recommended by an independent security review for Mrs. Boyle and hired a former police officer to oversee those protocols. The former police officer is an in-law of Timothy P. Boyle and received compensation of $50,116 in 2016, for which Mr. Boyle reimbursed Columbia in 2016.
Related Person Transactions Approval Process. Our Nominating and Corporate Governance Committee generally approves in advance any transactions with an officer, director, greater-than-5% shareholder, or any immediate family member of an officer, director, or greater-than-5% shareholder (“related person”) pursuant to our written related person transaction approval policy. A “related person transaction” is any actual or proposed transaction or series of transactions, either since the beginning of the last fiscal year or proposed, amounting to more than $120,000 in which Columbia was or is to be a participant, and in which a related person had or will have a direct or indirect material interest. Our policy requires that the Committee review the material facts of any transaction that could potentially qualify as a “related person transaction” and either approve or disapprove of our entry into the transaction. If advance Committee approval is not feasible, the related person transaction is considered, and if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person in the same or similar circumstances and the extent of the related person’s direct or indirect interest in the transaction. If a related person transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Committee reviews and assesses ongoing relationships with the related person annually to confirm they are in compliance with the Committee’s guidelines and are appropriate.
Prohibition on Hedging or Pledging Columbia Securities. Columbia’s Insider Trading Policy prohibits the hedging or pledging of Columbia securities by the Board of Directors and officers. The policy is intended to prohibit any transaction that would enable an individual to lock in value for securities in exchange for protection against upside or downside movement in our Common Stock. The prohibition on pledging is intended to ensure that Columbia securities are not used as collateral.
Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and beneficial owners of more than 10% of our Common Stock are required to furnish to us copies of all Section 16(a) reports they file. Based solely on a review of reports that we received and on written representations from reporting persons regarding compliance, we believe all Section 16(a) transactions were reported on a timely basis in 2016.

DIRECTOR COMPENSATION
Our director compensation program is intended to enable us to:

•	attract and retain qualified non-employee directors by providing total compensation that is competitive with other companies; and

•	align directors’ interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.
In setting director compensation, we consider compensation offered to directors by other companies, the amount of time that our directors spend providing services to us and the experience, skill and expertise that our directors have. Directors who are employees of Columbia receive no separate compensation for their service as directors.
Each director who is not a Columbia employee receives:

•	a $60,000 annual board service fee;

•	a $10,000 annual committee service fee for each committee on which the director serves as a member;

•	a $15,000 annual committee chair fee for each committee (except the Audit Committee) that the director serves as chair;

•	a $20,000 annual Audit Committee chair fee if the director chairs the Audit Committee;

•	a $3,500 Company merchandise allowance;

•	reasonable out-of-pocket expenses incurred in attending meetings; and

•	an annual equity award as follows:

•
a stock option grant valued at $60,000 (using the Black-Scholes valuation method) to purchase shares of our Common Stock at an exercise price equal to the closing market price of our Common Stock on the date of grant; and

•
a grant of time-based restricted stock units valued at $60,000 based on the closing market price of our Common Stock on the date of grant, discounted by the present value of the future stream of dividends over the vesting period using the Black-Scholes valuation method.

One-third of the stock options become exercisable and one-third of the shares of restricted stock units vest annually (a) on the first anniversary of the first day of the first full calendar month following the date of grant (the “Vest Date”), and (b) on each of the subsequent two anniversaries following the first anniversary of the Vest Date. The date on which restricted stock units vest is referred to as a “vesting date.” If a vesting date falls on a weekend or any other day on which the NASDAQ Stock Market (“NSM”) or any national securities exchange on which the Common Stock then is principally traded (the “Exchange”) is not open, affected restricted stock units will vest on the next following NSM or Exchange business day, as the case may be. Directors may elect to receive equity compensation in lieu of all or half of the $60,000 annual board service fee, and may elect how they wish to allocate this amount between stock options or restricted stock unit awards that vest in full on the Vest Date. As described in more detail below, in 2016, four of our nine non-employee directors elected to receive equity compensation in lieu of half of their $60,000 annual board service fee for the twelve month period beginning June 10, 2016, and one of our nine non-employee directors elected to receive equity compensation in lieu of his entire $60,000 annual board service fee for the same period.
Non-employee directors who own more than $50 million of Columbia Common Stock may elect to receive cash in lieu of the annual equity award. Cash payments are made in a single lump sum based on the present value of $120,000 if paid over the three-year period applicable to the annual equity awards. Sarah A. Bany elected to receive cash in lieu of 2016 annual equity awards.

2016 Director Compensation Table
The following table summarizes the compensation earned by each non-employee director in 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Sarah A. Bany	177,921	—	—	3,500	181,421
Murrey R. Albers	52,500	90,052	60,013	3,500	206,065
Stephen E. Babson	22,500	90,052	90,014	3,383	205,949
Andy D. Bryant	55,000	90,052	60,013	3,500	208,565
Edward S. George	70,000	90,052	60,013	2,472	222,537
Walter T. Klenz	80,000	60,017	60,013	3,500	203,530
Ronald E. Nelson	50,000	75,062	75,022	3,500	203,584
John W. Stanton	50,000	60,017	60,013	1,252	171,282
Malia H. Wasson	85,000	60,017	60,013	3,456	208,486

(1)
The amounts set forth in the “Stock Awards” and “Option Awards” columns in the table above reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (FASB ASC Topic 718), excluding the effect of any estimated forfeiture rate. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our Common Stock in future periods. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements included in Columbia’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission. The following table sets forth the aggregate number of unvested stock awards and the aggregate number of option awards held as of December 31, 2016, by each of our directors.

Name	Stock Awards Outstanding	Option Awards Outstanding
Timothy P. Boyle	—	—
Gertrude Boyle	—	—
Sarah A. Bany	—	31,792
Murrey R. Albers	2,848	57,814
Stephen E. Babson	2,848	68,829
Andy D. Bryant	2,848	69,496
Edward S. George	2,848	54,278
Walter T. Klenz	2,313	47,650
Ronald E. Nelson	2,581	36,373
John W. Stanton	2,313	59,146
Malia H. Wasson	1,819	6,434

(2)	The amounts set forth in the “All Other Compensation” column consist of the clothing allowance accepted by the respective director.
The Compensation Committee biennially reviews our director compensation program and recommends any changes for Board approval. Due to modest movements in market data, in 2016 the Compensation Committee deferred review of director compensation until 2017.
Annual cash fees are paid quarterly beginning on the date the director is elected by shareholders at our annual meeting of shareholders. The 2016 Director Compensation Table does not include any amounts paid to the directors for reimbursement for reasonable out-of-pocket expenses incurred in connection with meeting attendance. Messrs. Albers, Bryant and George elected to receive equity compensation in the form of restricted stock units in lieu of $30,000 of the annual board service fee due to them for the twelve month period beginning June 10, 2016. Mr. Nelson elected to receive equity compensation in the form of restricted stock units and stock options in lieu of $30,000 of the annual board service fee due to him for the twelve month period beginning

June 10, 2016. Mr. Babson elected to receive equity compensation in the form of restricted stock units and stock options in lieu of $60,000 of the annual board service fee due to him for the twelve month period beginning June 10, 2016. Equity compensation granted to these directors in lieu of their annual board service fees is included in the “Stock Awards” and “Option Awards” columns of the 2016 Director Compensation Table.

PROPOSAL 1: ELECTION OF DIRECTORS
A Board of ten directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR election of the following nominees: Mrs. Gertrude Boyle, Ms. Sarah A. Bany, Ms. Malia H. Wasson, and Messrs. Timothy P. Boyle, Murrey R. Albers, Stephen E. Babson, Andy D. Bryant, Edward S. George, Walter T. Klenz, and Ronald E. Nelson. Each nominee is now a director of Columbia. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. Set forth below are the name, age and occupation of each of the nominees. Specific skills contributing to the nominee’s overall qualifications as a member of the Board are also highlighted. Proxies may not be voted for a greater number of persons than the number of nominees named below.
Name, Principal Occupation, Other Directorships, and Qualification Highlights
Gertrude Boyle (age 93) has served as Chairman of the Board of Directors since 1970. Mrs. Boyle also served as Columbia’s President from 1970 to 1988. Mrs. Boyle is Timothy P. Boyle’s and Sarah A. Bany’s mother and Joseph P. Boyle’s grandmother. Mrs. Boyle has been involved in the business throughout its various stages and, in particular, she has been an active participant in Columbia’s promotional campaigns. Mrs. Boyle’s philanthropic endeavors and leadership in the Portland community have been widely recognized and honored, enhancing Columbia’s community relationships.
Timothy P. Boyle (age 67) has served on the Board of Directors since 1978. Mr. Boyle joined Columbia in 1971 as General Manager, served as President from 1988 to 2015 and has served as Chief Executive Officer since 1988. Mr. Boyle is also a member of the board of directors of Northwest Natural Gas Company (NYSE: NWN) and Craft Brew Alliance, Inc. (NASDAQ: BREW). Mr. Boyle is Gertrude Boyle’s son, Sarah A. Bany’s brother and Joseph P. Boyle’s father. Mr. Boyle has spent his entire business career growing Columbia into one of the largest outerwear companies in the world. Mr. Boyle’s customer relationships, market knowledge and breadth of experience performing nearly every function within Columbia has resulted in a deep understanding of the business issues facing Columbia.
Sarah A. Bany (age 58) has served on the Board of Directors since 1988. Since 2001, Ms. Bany has been a co-owner of Moonstruck Chocolate Company. From 1979 to August 1998, Ms. Bany held various positions at Columbia, including Director of Retail Stores. Ms. Bany is Gertrude Boyle’s daughter, Timothy P. Boyle’s sister and Joseph P. Boyle’s aunt. Ms. Bany’s years of service at Columbia and her brand development experience have resulted in a deep understanding of Columbia’s business, particularly with respect to brand enhancement and marketing.
Murrey R. Albers (age 76) has served on the Board of Directors since July 1993. Mr. Albers is Chief Executive Officer of United States Bakery, a bakery with operations in Oregon, Washington, Idaho, Montana, Alaska, and California. Mr. Albers, who has been in his current position since June 1985, joined United States Bakery as general manager of Franz Bakery in 1975. Mr. Albers’ executive experience provides Columbia with insights into operations, acquisitions and valuable business relationships in the region where Columbia operates its headquarters.
Stephen E. Babson (age 66) has served on the Board of Directors since July 2002. Mr. Babson chairs the Compensation Committee. Mr. Babson is a Managing Director of Endeavour Capital, a Northwest private equity firm, which he joined in 2002. Prior to 2002, Mr. Babson was an attorney at Stoel Rives LLP. Mr. Babson joined Stoel Rives in 1978, was a partner from 1984 to February 2002, and served as the firm’s chairman from July 1999 to February 2002. Mr. Babson serves on a number of boards of privately-held companies, including ESCO Corporation; Genesis Financial Solutions, Inc.; Good Food Holdings, LLC, owner of Bristol Farms and Metropolitan Market, LLC; New Seasons Market LLC; Pendleton Woolen Mills, Inc.; USNR, LLC; Vigor Industrial LLC; Zoom Management, Inc., dba ZoomCare; PMI (Pacific Market International, LLC); and OFD Foods, LLC. Mr. Babson brings a combination of financial and legal expertise to the Board. His experience in a private equity firm provides Columbia with valuable insights related to capital markets, strategic planning and financial integrity.
Andy D. Bryant (age 66) has served on the Board of Directors since 2005. Mr. Bryant chairs the Nominating and Corporate Governance Committee. Mr. Bryant was named Chairman of the Board of Intel Corporation (NASDAQ: INTC) in May 2012. Previously, Mr. Bryant was named a director and Vice Chairman of Intel in July 2011 and most recently served as Executive Vice President of Technology, Manufacturing and Enterprise Services and Chief Administrative Officer of Intel Corporation until January 2012. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation, became the Chief Financial Officer in February 1994 and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999, and was promoted to Chief Administrative Officer in October 2007. Prior to joining Intel, Mr. Bryant held positions in finance at Ford Motor Company and Chrysler Corporation. Mr. Bryant served on the board of directors of Synopsys, Inc. (NASDAQ: SNPS) from 1999 to 2005 and is a member of the board of directors of McKesson Corporation (NYSE: MCK). Mr. Bryant’s years of experience at a large, global public company provide operational, strategic planning and financial expertise to the Board.

Edward S. George (age 80) has served on the Board of Directors since 1989. For 30 years, until his retirement, Mr. George worked in the banking industry. From 1980 to 1990, he was President and Chief Executive Officer of Torrey Pines Bank and from 1991 to 1998 he served as a financial consultant. Mr. George also served as a director of First National Bank of San Diego until its sale in September 2002. Mr. George’s banking experience provides the Board and the Audit Committee with valuable financial expertise.
Walter T. Klenz (age 71) has served on the Board of Directors since 2000. He served as Managing Director of Beringer Blass Wine Estates from 2001 until his retirement in 2005. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990 and Chairman of its board of directors in August 1997, and he served in those positions until the 2000 acquisition of Beringer Wine Estates by Foster’s Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as Director of Marketing for the Beringer brand, where he also served as Chief Financial Officer from 1981 to 1990. He served as a director of America West Airlines from 1998 until 2005. Mr. Klenz also serves as a director of Vincraft Group, Free Flow Wines and J. Lohr Winery, all privately-held wine companies, and Sonoma State University Wine Business Institute, a non-profit organization. Mr. Klenz brings a combination of global branding, distribution, financial, and operational expertise to the Board.
Ronald E. Nelson (age 74) has served on the Board of Directors since 2011. He joined NIKE, Inc. in 1976 and went on to serve as Vice President from 1982 to 1997, overseeing a wide variety of operations, including NIKE’s early advertising, promotions and retail operations, global footwear sourcing and financing, and the global apparel division, and he served as President of NIKE’s Japanese subsidiary from 1995 to1997, retiring from NIKE in 1997. Mr. Nelson served as an advisory board member to Columbia in the 1970s and today serves as an informal advisor to several small companies. Mr. Nelson’s broad and deep experience within the apparel and footwear industry provides the Board with insights and guidance regarding our global supply chain, marketing and growth strategies.
Malia H. Wasson (age 58) was elected to the Board of Directors in 2015. Ms. Wasson chairs the Audit Committee, and the Board has designated Ms. Wasson as an “audit committee financial expert.” Ms. Wasson worked at U.S. Bank of Oregon for over 25 years, serving as President of Oregon and Southwest Washington from 2005 to 2015. She served as U.S. Bank’s senior executive in the region and led the U.S. Bank Board in Portland. In addition to her role as President, she led the Oregon Commercial Banking group for U.S. Bank, which provides a wide variety of financial services to middle market companies. Prior to joining U.S. Bank, Ms. Wasson held various commercial lending positions with the former Oregon Bank and Security Pacific Bank of Oregon. Currently, Ms. Wasson is the President of Sand Creek Advisors LLC, which provides business consulting to CEOs of public and private companies. Ms. Wasson currently serves as a member of the board of directors of Northwest Natural Gas Company (NYSE: NWN). She is also a director of the Oregon Business Council and member of the Oregon Business Plan Steering Committee. Ms. Wasson formerly served on the boards of Oregon Health & Science University Foundation, Inc., OHSU Knight Cancer Institute, Portland Business Alliance, Greater Portland Inc. and as a Senior Fellow of the American Leadership Forum. Ms. Wasson’s extensive experience in commercial banking, finance and accounting, as well as local and regional leadership, enables her to provide insight and advice to Columbia on strategic matters including mergers and acquisitions, consumer and commercial businesses, regulatory, marketing, public and government policy and relations, and human resources and diversity.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board of Directors recommends that shareholders vote FOR election of the nominees named in this Proxy Statement. If a quorum of shareholders is present at the annual meeting, the ten nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. If any of the nominees for directors at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes. Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal.

AUDIT COMMITTEE REPORT
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate financial reporting controls and procedures designed to reasonably ensure such integrity. As described more fully in its charter, the Audit Committee’s role is to assist the Board in its governance, guidance and oversight regarding the financial information provided by the Company to the public or governmental bodies, the Company’s systems of internal controls, and the Company’s auditing, accounting and financial reporting processes in general. A copy of the Audit Committee’s charter, which is reviewed and reassessed by the Audit Committee on an annual basis, is available at www.columbia.com.
Deloitte & Touche LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the relationship between the Company and its independent registered public accounting firm, including appointment of the independent registered public accounting firm, reviewing and pre-approving the scope of services and related fees to be paid to the independent registered public accounting firm, and assessing the independent registered public accounting firm’s independence. The Audit Committee regularly meets with management and the Company’s independent registered public accounting firm to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues.
The Audit Committee has:

•	reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements and audit of internal control over financial reporting;

•	discussed with Deloitte & Touche LLP the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (Communication with Audit Committees);

•
received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP the independent registered public accounting firm’s independence from the Company and its management; and

•
reviewed and approved the fees paid to Deloitte & Touche LLP for audit and non-audit services, and discussed whether Deloitte & Touche LLP’s provision of non-audit services was compatible with maintaining its independence.

In considering the nature of the non-audit services provided by Deloitte & Touche LLP, the Audit Committee determined that these services are compatible with the provision of independent audit services.
Based on the Audit Committee’s review and the meetings, discussions and communications described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Malia H. Wasson—Chairman
Andy D. Bryant
Edward S. George
Ronald E. Nelson

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the 2017 fiscal year, subject to ratification of the selection by our shareholders at our annual meeting.
Principal Accountant Fees and Services
For work performed in regard to fiscal years 2015 and 2016, we incurred the following fees for services provided by Deloitte & Touche LLP, as categorized below:

	2015	2016
Audit Fees(1)	$2,108,353	$2,132,638
Tax Fees(2)	247,915	222,080
Total	$2,356,268	$2,354,718

(1)	Fees for audit services billed to Columbia by Deloitte & Touche LLP in 2015 and 2016, which services consisted of:

•	audit of Columbia’s annual financial statements and Sarbanes-Oxley Act Section 404 related services;

•	reviews of Columbia’s quarterly financial statements; and

•	statutory audits, agreed upon procedures and other services related to Securities and Exchange Commission matters.

(2)	Fees for tax services billed to Columbia by Deloitte & Touche LLP in 2015 and 2016, which services consisted of:

•	federal and state tax return compliance assistance; and

•	foreign tax compliance, planning and advice.
Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have an opportunity to make a statement if they wish.
Pre-Approval Policy
All of the services performed by Deloitte & Touche LLP in 2016 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires the Audit Committee to review at each regularly scheduled Audit Committee meeting (a) a description of the services provided or expected to be provided by the independent registered public accounting firm in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman provides an update to the Audit Committee at the next regularly scheduled meeting of any services for which she granted specific pre-approval.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board of Directors recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as Columbia’s independent registered public accounting firm for the 2017 fiscal year. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on its review and the discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and this Proxy Statement.

Members of the Compensation Committee:

Stephen E. Babson—Chairman
Murrey R. Albers
Walter T. Klenz
John W. Stanton

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for our Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO, and our three other most highly compensated executive officers in 2016, whom we collectively refer to as our named executive officers. Our named executive officers for 2016 were:

•	Timothy P. Boyle, CEO;

•	Gertrude Boyle, Chairman of our Board of Directors;

•	Bryan L. Timm, President and Chief Operating Officer (or COO);

•	Thomas B. Cusick, Executive Vice President of Finance, CFO and Treasurer; and

•	Franco Fogliato, Senior Vice President and General Manager of the Company’s Europe, Middle East and Africa (“EMEA”) geographic segment.
In this CD&A, the terms “we,” “us,” “our,” “Columbia,” and “the Company” refer to Columbia Sportswear Company and not to the Compensation Committee. The compensation programs for our named executive officers, except for Mr. Fogliato who is employed at our Geneva, Switzerland office, also generally apply to our other senior officers, who are based in the U.S., and references in this CD&A to executive officers generally include the named executive officers and the other senior officers who are based in the U.S.
Executive Summary
In 2016, Columbia’s net sales increased 2% compared to 2015, to $2.38 billion. Our full year operating margin was 10.8%, an increase from 10.7% for 2015.
Columbia’s executive compensation program aims to reward performance; our executive officers realize a significant portion of their compensation only when we achieve annual and long-term business goals and when our stock price increases. Outside of the U.S., we provide compensation components based on compensation practices for the applicable local geographic region. The following are highlights related to Columbia’s 2016 compensation program for our named executive officers:

•	For each named executive officer other than our Chairman of the Board, more than 55% of the officer’s actual 2016 compensation was “at-risk,” or subject to performance requirements.

•
Columbia’s 2016 net sales increased over 2015 net sales by $50.9 million, or 2%, to $2.38 billion, and 2016 earnings per diluted share were $2.72, compared to $2.45 per diluted share in 2015. The Company’s performance in 2016, when compared to targets set by the Compensation Committee at the beginning of the year, resulted in the achievement of 94.9% of the target established under the Executive Incentive Compensation Plan.

•
The named executive officers, other than Mrs. Boyle and Mr. Boyle, receive annual long-term equity awards in the form of stock options and restricted stock units (“RSUs”) that constitute a substantial portion of each executive’s total compensation opportunity. These awards are generally subject to long-term vesting requirements and a significant portion of Mr. Timm’s and Mr. Cusick’s RSUs vest based on achievement of specified long-term performance goals. Mr. Fogliato, who is based outside the U.S., receives stock options and time-based RSUs, rather than performance-based RSUs. Neither Mrs. Boyle nor Mr. Boyle receive equity compensation grants since both already hold a significant amount of our Common Stock.

•
Mr. Boyle was granted a long-term incentive cash award in 2016 that is intended to tie a portion of Mr. Boyle’s compensation to the same multi-year operating goals to which the vesting of performance-based RSU awards for other executive officers based in the U.S. are subject.

•
Mr. Fogliato was granted a long-term incentive cash award pursuant to the terms of his employment agreement that vested, in part, based on performance for 2015 and 2016, and the remaining award will vest based on performance for 2017.

•
Based on the achievement of above-target three-year cumulative operating income and three-year average return on invested capital, 162.3% of the performance-based RSUs awarded to Messrs. Timm and Cusick for the 2014 through 2016 performance period vested and Mr. Boyle similarly received 162.3% of the long-term incentive cash award granted to Mr. Boyle for the 2014 through 2016 performance period.

•
Mr. Boyle’s total cash compensation (salary and short-term and long-term cash incentives) for 2016 was $2,265,070, of which $848,020 was earned upon achieving performance objectives established under the Executive Incentive Compensation Plan and $494,204 was earned upon achieving performance objectives established for his long-term incentive cash award under the 1997 Stock Incentive Plan.

•
Each of our executive officers based in the U.S. is employed “at will” and we have no employment or similar agreements with any of our named executive officers based in the U.S., other than a change in control and severance plan approved by the Board of Directors, in which neither Mrs. Boyle nor Mr. Boyle is eligible to participate. We entered into an employment agreement with Mr. Fogliato upon joining the Company, as is customary for employees in Europe.

•	In 2016, shareholders approved executive compensation by advisory vote and no changes were made to compensation programs as a result.
Overview of Executive Compensation Program
In this CD&A, we describe our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees, and most of our key employees are eligible to participate in the three main components of our compensation program: base salary, annual cash bonus and long-term incentives. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending on our financial and stock price performance and the employee’s role and responsibilities.
Compensation Objectives
Leadership and motivation of our executive officers are critical to our long-term success and the market for high-quality executive officers in our industry remains competitive. Our challenge is to offer a compensation program that is competitive and at the same time reinforces our corporate values: enjoy an active life, compete to win, relentless improvement, culture of honesty, respect and trust, and doing the right thing for consumers, customers, employees, the Company, and our communities in support of our corporate strategies and operating plans.
Compensation Program Design
Our compensation program for our executive officers is designed to reward our executive officers competitively when they achieve targeted annual performance goals, increase shareholder value and maintain long-term careers with us. In our view, a competitive pay package in our industry includes a salary that provides for a minimum level of compensation for an executive officer, a meaningful bonus tied to achievement of corporate, individual and, outside the U.S., regional objectives, equity and long-term incentives that offer significant rewards if the market price of our Common Stock increases in the future, and benefits that aim to be competitive with what are offered by companies similar to ours. The total compensation package for our executive officers who are based in the U.S. is substantially weighted toward incentive compensation tied to corporate and individual performance. Therefore, when targeted performance levels are not achieved or our stock price decreases, executive officer compensation is substantially reduced. When targeted performance levels are exceeded or our stock price increases, executive officer compensation is substantially increased. In addition, the desire to attract and hire key talent can cause near-term compensation to exceed annualized levels for certain program design components. For Mr. Fogliato, we provide a competitive compensation package for the applicable local geographic market that differs in structure from those for our executive officers based in the U.S., including a bonus structure that includes a meaningful regional performance component.
Risk and Compensation
We believe our compensation programs for executive officers are designed to encourage prudent risk taking to achieve long-term growth in shareholder value. A variety of principles and practices contribute to the alignment of our executive compensation programs with our overall risk profile, including:

Principle		Practice
Governance	•	all Compensation Committee members are independent, non-employee Board members
Program Design	•
our programs are designed to drive achievement of our strategic objectives, short- and long-term financial performance and growth in shareholder value, while also promoting the attraction and retention of executive talent

	•	our programs balance strategic, financial and shareholder measures
	•	our programs balance short- and long-term performance and cash and equity compensation
	•	the vesting periods of long-term incentives provide long-term alignment with shareholders
	•	maximum amounts payable are established under performance-based incentive programs
Program Implementation and Management	•	our Compensation Committee establishes both strategic and financial measures at the beginning of a performance period and evaluates them at the end of a performance period
	•	our Compensation Committee annually reviews all elements of executive compensation, with the assistance of our independent compensation consultant
•
base salaries and annual adjustments for executive officers other than Mrs. Boyle, whose salary is established in proportion to Mr. Boyle’s salary, generally are based on market practices and our financial condition and aim to provide total compensation that is competitive with other similarly sized companies

	•	annual cash incentive payouts have varied over time, commensurate with business and individual executive performance
•
long-term incentive payouts have varied over time based on both the Company’s financial performance and stock price performance, which align management interests with shareholder interests by tying executive officer compensation in part to long-term shareholder returns

	•	our executive compensation program processes are consistent with those established by the Compensation Committee and are monitored by the Company’s human resources, finance and legal functions
Components of Compensation
We have a relatively simple compensation program. For 2016, our compensation program for named executive officers included the following four main components:

•	base salary;

•	annual, short-term incentive compensation;

•	long-term cash incentive compensation; and

•	long-term, equity-based incentive compensation consisting of stock options and time-based RSUs, and, for our named executive officers based in the U.S., performance-based RSUs.
These components constitute what we refer to as “total direct compensation” with respect to each named executive officer. We also provide compensation for our named executive officers based in the U.S. in the form of various other employee benefits and perquisites that are generally available to all of our U.S. employees.
Mr. Fogliato is the only named executive officer based outside the U.S. Accordingly, in addition to the elements of base salary; annual, short-term incentive compensation; long-term incentive cash compensation; and long-term equity-based incentive compensation consisting of stock options and time-based RSUs provided to our U.S. based named executive officers, Mr. Fogliato also receives various other employee benefits and perquisites, some of which are available to other management employees in Europe. We entered into an employment agreement with Mr. Fogliato upon joining the Company, as is customary for employees in Europe.
Each of the elements of our compensation program helps us achieve the objectives of our program, and we believe that, together, they have been and will continue to be effective in achieving our overall objectives.

Compensation Process
The Board of Directors or the Compensation Committee approves all executive officer compensation decisions. Each year, the Compensation Committee reviews and evaluates the compensation paid to our executive officers and determines the base salary, target bonus and the long-term cash and equity related grants for each executive officer.
The use and weight of each compensation component is based on a subjective determination by the Compensation Committee of the importance of each component in meeting our overall objectives. In general, for our named executive officers, we seek to put a significant amount of each named executive officer’s potential total direct compensation “at risk” based on corporate, individual and stock price, and, outside the U.S., regional, performance. As a result, compensation paid on an ongoing, current basis in the form of base salary, benefits and perquisites generally represents less than half of each such named executive officer’s potential total direct compensation at target performance levels. We believe annual compensation paid to our named executive officers based in the U.S., other than Mrs. Boyle and Mr. Boyle, in the form of cash generally should represent approximately 60% to 65%, and consequently non-cash compensation generally should represent approximately 35% to 40%, of each such named executive officer’s potential total compensation at target performance levels. Our CEO, who currently holds approximately 37% of our outstanding Common Stock, and our Chairman, who currently holds approximately 14% of our outstanding Common Stock, have not historically received, and in 2016 did not receive, any equity compensation awards. Mr. Fogliato, who is not based in the U.S., receives approximately 80% of his annual compensation in the form of cash and approximately 20% as non-cash compensation.
Although we do not engage in traditional benchmarking, as part of our process for determining compensation for our named executive officers, we review compensation analyses provided by our independent compensation consultant, PricewaterhouseCoopers L.L.P. As described in more detail below, the analyses include an estimate of the 25th percentile, median and 75th percentile positions for base salary, target total cash compensation (base salary plus target bonus) and target total direct compensation (base salary plus target bonus plus long-term incentive compensation) for each of our named executive officers. In determining competitive, reasonable and appropriate levels of compensation for our named executive officers, the Compensation Committee subjectively considers the relationship between the amount of each named executive officer’s compensation and the approximate median for each of these compensation elements. The Compensation Committee also considers several other factors when determining appropriate compensation levels for each executive officer, including:

•	the Compensation Committee’s analyses of competitive compensation practices;

•	individual performance and contributions to the Company’s financial and strategic objectives;

•	individual leadership, experience, expertise, skills, and knowledge;

•	labor market conditions in the relevant geography (which affect the compensation required to attract key talent); and

•	analyses and advice from our independent compensation consultant.
The Compensation Committee’s approach to evaluating these factors is subjective and not formulaic, and the Compensation Committee may place more or less weight on a particular factor when determining a specific executive officer’s compensation. For Mr. Fogliato, our executive officer not based in the U.S., the Compensation Committee primarily considered the competiveness of his package based on applicable, local geographic market compensation levels necessary to attract talent in Europe.
In determining the total compensation for each executive officer other than our CEO and Senior Vice President and Chief Human Resources Officer, the Compensation Committee considers the specific recommendations of our CEO and our Senior Vice President and Chief Human Resources Officer and other factors it deems relevant. Recommendations to the Compensation Committee typically include discussion of the role and responsibilities of the executive officer within the Company, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer’s own expectations, and competitive and market considerations. Although our CEO and our Senior Vice President and Chief Human Resources Officer make recommendations regarding the executive officers, neither participates in the discussions concerning his or her own compensation.
The Compensation Committee may consider, in addition to the factors described above:

•	the individual’s accumulated vested and unvested equity awards;

•	the current value and potential value over time using stock appreciation assumptions for vested and unvested equity awards;

•	the vesting schedule of the individual’s outstanding equity awards;

•	a comparison of individual equity awards between executive officers and in relation to other compensation elements;

•	shareholder dilution;

•	total accounting expense as part of its annual evaluation of executive compensation; and

•	shareholders’ advisory votes on executive compensation.
The amount of past compensation, including annual bonus awards and amounts realized or realizable from prior equity awards, is considered but is generally not the most significant factor in the Compensation Committee’s evaluation because bonuses are awarded for annual performance and equity awards are granted as part of the target total direct compensation the Compensation Committee establishes each year.
Competitive survey information
The Compensation Committee reviews aggregated data from multiple compensation survey sources analyzed by its independent compensation consultant, including general industry surveys, retail/wholesale surveys and consumer retail industry surveys. Data represented in these surveys are submitted confidentially by participating companies. Each survey provides a comprehensive list of all companies that participated in the survey, but compensation information is reported statistically without identifying Company participants by name. We do not benchmark against specific companies or a specific peer group of companies. We participate in the Willis Towers Watson (retail/wholesale and general industry) and IPAS® (consumer retail industry) specialty surveys. Our independent compensation consultant compiles the data from these sources and from surveys purchased from Mercer Human Resource Consulting (general industry) and Willis Towers Watson (general industry). These surveys include participating companies that are both smaller and larger than we are based on annual revenues and market capitalization. We generally focus on a subset of companies within a comparable range of revenues (typically between 50% and 200% of our annual revenues) or apply revenue-based regression analysis to the survey data for comparability purposes. The result of our analysis is an approximate “market composite” for each element of compensation for each executive officer. Although the Compensation Committee does not use this data formulaically, it considers the median, or 50th percentile, of the composite data as one among many factors in its subjective analysis regarding the appropriate amounts and types of executive compensation.
Tax deductibility
Section 162(m) of the Internal Revenue Code limits the amount that we may deduct for compensation paid to our CEO and to each of our three most highly compensated officers (other than the CEO and the CFO) to $1,000,000 per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit.
The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) when determining the compensation of executive officers. Compensation paid under our executive officer incentive plans for our executive officers is generally designed in a manner intended to satisfy the requirements under Section 162(m) for qualified performance-based compensation. In some circumstances, however, the Compensation Committee may approve compensation that will not meet these requirements as a means to ensure competitive levels of total compensation for our executive officers and promote varying corporate goals. For example, in 2014 the Compensation Committee awarded Mr. Fogliato a long-term incentive cash award, a portion of which may not be deductible under Section 162(m). In any event, the Compensation Committee intends to maintain an approach to executive officer compensation that strongly links pay to performance.
Analysis of 2016 Named Executive Officer Compensation
General
Our competitive compensation analyses for 2016 identified relevant market survey data for all our named executive officers except Mrs. Boyle. The Compensation Committee, with the concurrence of our independent compensation consultant, determined that the available competitive market survey data did not adequately reflect Mrs. Boyle’s role, scope of work and responsibilities. Mrs. Boyle plays a prominent role in our marketing and civic and community relations activities. The Compensation Committee determined that establishing Mrs. Boyle’s target total direct compensation relative to that of our CEO is an appropriate approach in the absence of relevant competitive market survey data. For 2016, the Compensation Committee determined that Mrs. Boyle’s target total direct compensation should be approximately between 60% and 70% of our CEO’s target total direct compensation.
The 2016 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Compensation Committee. Following the table, we discuss each compensation element summarized in the table.

2016 Target Total Direct Compensation

Name	Annual Salary ($)	Target Long-Term Cash Incentive Compensation($)	Target Bonus (as a % of Annual Salary)	Target Total Cash Compensation($)	Target Equity Incentive Compensation(1) ($)	Target Total Direct Compensation($)
Timothy P. Boyle	927,000	324,450	110%	2,271,150	—	2,271,150
CEO
Gertrude Boyle	870,000	—	50%	1,305,000	—	1,305,000
Chairman of the Board
Bryan L. Timm	721,000	—	80%	1,297,800	760,016	2,057,816
President and COO
Thomas B. Cusick	554,140	—	70%	942,038	430,019	1,372,057
Executive Vice President of Finance, CFO and Treasurer
Franco Fogliato (2)	451,214	100,000	50%	776,821	200,007	976,828
Senior Vice President and General Manager of EMEA

(1)	Target Equity Incentive Compensation equals the estimated and probable fair value of 2016 stock options and time-based and performance-based RSU awards.

(2)
Compensation for Mr. Fogliato is paid in Swiss francs and amounts have been converted to U.S. dollars using the exchange rate in effect on December 31, 2016 (1 Swiss franc = .9809 U.S. dollar). Mr. Fogliato does not receive performance-based RSU awards.

As part of the Compensation Committee’s analysis in establishing 2016 compensation, it noted that, assuming that the target short-term and long-term cash incentive compensation levels and equity-based incentives performance targets were achieved for Messrs. Timm, Cusick and Fogliato, total direct compensation (annual salary plus short-term and long-term cash incentive compensation plus the estimated and probable fair value of equity incentives) ranged between 17% below and 2% above the competitive market median. Mr. Boyle’s total direct compensation was substantially below the competitive market median, reflecting the fact that Mr. Boyle does not receive grants of equity-based incentives because he owns a substantial amount of our Common Stock.
Excluding our Chairman and our CEO, neither of whom received equity-based incentives, the total direct compensation of our named executive officers based in the U.S. for 2016 consisted, on average, of the following proportions of components: 37% in base salary, 28% in target short-term incentive compensation and 35% in equity-based incentives. The total direct compensation for Mr. Fogliato consisted of 46% in base salary, 33% in target short-term and long-term incentive compensation and 21% in equity-based incentives. We believe that our compensation program for named executive officers is aligned with shareholders’ interests as a result of the significant variable and long-term structure of target total direct compensation and the manner in which the variable compensation is determined.
Base salary
We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer. The Compensation Committee reviews each named executive officer’s salary annually and makes adjustments when appropriate to reflect competitive market factors and the individual factors described above under “Compensation Process.”
Short-term incentive compensation
We have established an Executive Incentive Compensation Plan for executive officers that provides for the payment of annual cash bonuses to motivate and reward achievement of corporate and personal objectives. We may also award discretionary cash bonuses. Any discretionary cash bonuses are made outside of the Executive Incentive Compensation Plan.

The following table summarizes the various components of the potential 2016 bonus payouts under the plan as approved by the Compensation Committee.
2016 Target Bonus Components

Name	Target Bonus (as a % of Annual Salary)	Company Performance Component (as a % of Actual Bonus)	Individual Performance Component (as a % of Actual Bonus)(1)	Individual Performance Component (as a % of Annual Salary)(1)	Threshold Company Performance Component (as a % of Annual Salary)(2)	Target Company Performance Component (as a % of Annual Salary)	Stretch Company Performance Component (as a % of Annual Salary)(3)
Timothy P. Boyle	110%	80%	20%	22%	24%	88%	176%
CEO
Gertrude Boyle	50%	80%	20%	10%	20%	40%	80%
Chairman of the Board
Bryan L. Timm	80%	80%	20%	16%	32%	64%	128%
President and COO
Thomas B. Cusick	70%	80%	20%	14%	28%	56%	112%
Executive Vice President of Finance, CFO and Treasurer
Franco Fogliato (4)	50%	80%	20%	10%	20%	40%	80%
Senior Vice President and General Manager of EMEA

(1)
The Individual Performance Component is paid out to the extent individual performance objectives are met or exceeded and Company performance is at least 65% of the Company pre-tax income target established by the Compensation Committee.

(2)
The Threshold Company Performance Component is paid out if 80% of the Company pre-tax income target set by the Compensation Committee is achieved and constitutes the minimum Company performance component required by the Compensation Committee.

(3)
The Stretch Company Performance Component is paid out if 120% of the Company pre-tax income target set by the Compensation Committee is achieved and constitutes the maximum Company performance component.

(4)
Mr. Fogliato’s Company Performance Component, as a percent of actual bonus, is payable based on achieving global (20%) and regional (60%) performance targets, and as a percent of annual salary is payable based on achieving global (10%) and regional (30%) performance targets.

We considered market composite data as one among many factors in our subjective analysis regarding the appropriate bonus target for each executive officer. Assuming the target bonus levels were achieved, Mr. Boyle’s total annual cash compensation (annual salary plus target cash incentive plus target bonus) for 2016 was 12% above the competitive market median total cash compensation. Mrs. Boyle’s total cash compensation was set at approximately 60% of our CEO’s total cash compensation. Total cash compensation for each of our other named executive officers ranged between 9% above and 25% above the market median of the competitive market data reviewed by the Compensation Committee.
The amount of the actual cash bonus paid under the plan to each named executive officer is based on the extent to which (i) the Company meets or exceeds a Company performance target and, for Mr. Fogliato, a regional performance target, each approved by the Compensation Committee, and (ii) the named executive officer meets or exceeds individual performance objectives. For our named executive officers based in the U.S., the Company performance component for 2016 was based on achieving a specified level of Company pre-tax net income, excluding bonus payments and specified extraordinary items, to align with our strategic plan and expectations regarding our performance. For 2016, the Company pre-tax income target set by the Compensation Committee was $300,657,000 before income tax and bonus expense and excluding specific extraordinary items. The global performance target for Mr. Fogliato’s Company performance component, was identical to those applicable to U.S.-based named executive officers, and the regional performance target was based on achieving a specified level of Columbia Europe direct operating income, before bonus payments and after shared services allocations. Given recent market and operational challenges in Europe, the regional performance target was meant to be moderately difficult to attain and Mr. Fogliato substantially exceeded the target.

During 2015, the Company achieved Europe direct operating income performance at approximately 117% of target but did not achieve the maximum of 120% of target performance. During 2016, the Company achieved Europe direct operating income performance over the maximum of 120% of target performance.
Over the past five years, for named executive officers based in the U.S., we have achieved:

•	performance in excess of the global Company performance target three times and achieved the maximum, “stretch” performance level one time; and

•	an average payout percentage of 107.8% of the global Company performance target award opportunity for the five years in which the minimum threshold was met and a payout was made.
The Compensation Committee intends to set the threshold and stretch Company performance target levels so that the relative difficulty of achieving the Company performance target level is consistent from year to year.
The remaining portion of the total bonus for each named executive officer was based on the named executive officer’s individual performance during the year. The maximum individual performance component for each named executive officer is limited to 20%. The individual performance objectives, other than those of the CEO, were set early in 2016 by our CEO and consist of financial, operational, brand and product, and individual goals. The amount of actual cash bonus paid to each named executive officer under this portion of the bonus is based in large part on our CEO’s assessment of the named executive officer’s performance against those objectives. The Compensation Committee makes its own determination about whether Mr. Boyle has met or exceeded his individual performance objectives, which were set early in 2016 by the Compensation Committee and consist of short-term operational goals, long-term strategic goals and leadership objectives. To the extent that a named executive officer has met or exceeded the individual performance objectives and Company performance was at least 65% of the Company pre-tax income target under the Executive Incentive Compensation Plan, the Compensation Committee may award to the named executive officer this portion of the bonus amount based on achievement of the individual performance objectives. If the Compensation Committee determines that a named executive officer has not met the individual performance objectives, the corresponding bonus amount may be reduced or eliminated.
For 2016, we achieved 94.9% of the Company performance target set by the Compensation Committee. Accordingly, for each named executive officer based in the U.S., the Company performance component was earned and payable at between the threshold and target level, and the individual performance component was eligible to be payable, under the plan. The table below summarizes the actual bonus payouts for 2016. Based on the CEO’s assessments, each of the named executive officers, other than the Chairman, CEO and President and COO, was awarded 100% of his individual performance component target bonus. The President and COO was awarded 90% of his individual performance component target bonus. Based on the Compensation Committee’s assessment of each of the Chairman and the CEO’s performance for 2016, the Compensation Committee awarded the Chairman 100% of her individual performance component target bonus, and the Compensation Committee awarded the CEO 90% of his individual performance component target bonus. For European employees, achievement of the awards for both global and regional performance, if applicable, is based on discrete thresholds without interpolation. Therefore, Mr. Fogliato achieved 94% of the global performance target and 120% of the regional performance target.
2016 Actual Bonuses

Name	Individual Performance Component of Plan Bonus ($)	Company Performance Component of Plan Bonus ($)	Total Bonus ($)
Timothy P. Boyle	183,546	664,474	848,020
CEO
Gertrude Boyle	87,000	303,630	390,630
Chairman of the Board
Bryan L. Timm	103,824	402,606	506,430
President and COO
Thomas B. Cusick	77,580	270,753	348,332
Executive Vice President of Finance, CFO and Treasurer
Franco Fogliato (1)	45,121	309,082	354,203
Senior Vice President and General Manager of EMEA

(1)
Mr. Fogliato’s bonus for the Company performance component includes $38,353 earned based on achieving global performance targets and $270,729 earned based on achieving regional performance targets. Mr. Fogliato’s regional performance target was paid at 120% of target, which is the maximum he is eligible to receive. Compensation for

Mr. Fogliato is paid in Swiss francs and amounts have been converted to U.S. dollars using the exchange rate in effect on December 31, 2016 (1 Swiss franc = .9809 U.S. dollar).
Long-term cash and equity-based incentives
Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our Common Stock increases provides an appropriate additional incentive to the executive officers to work toward this goal. Our equity awards to named executive officers based in the U.S., excluding our Chairman and our CEO who each do not receive equity awards, take the form of stock options and both performance-based and time-based RSUs. Mr. Fogliato receives equity awards in the form of stock options and time-based RSUs.
Stock options are a primary component of our long-term incentive compensation awards. Stock options offer the possibility of substantial gains if our stock appreciates significantly, but no value and little incentive if our stock price drops. Stock options granted under our equity compensation plan have exercise prices not less than 100% of the closing market price of our Common Stock on the date of the option grant. RSUs, both time-based and performance-based, offer similar incentives to stock options since they reward increases in the market price of our Common Stock and, in that way, tie the interests of executive officers to our shareholders’ interests. Unlike stock options, however, RSUs can provide retention value even if our stock price does not increase. Additionally, RSUs subject executive officers to downside risk similar to that experienced by shareholders. We also believe that RSUs and restricted stock are being used increasingly by other companies as a significant portion of equity incentives for executives and that we need to offer these types of incentives to remain competitive in attracting and retaining executive officers.
We have established appropriate written policies and practices regarding the timing and pricing of equity awards.
The Compensation Committee has established the following mix of forms of annual equity awards for named executive officers based in the U.S., other than our Chairman and our CEO, for delivering the expected value of overall long-term incentives:

Expected % of Equity Value
Stock Options	45%
Performance-Based Restricted Stock Units	30%
Time-Based Restricted Stock Units	25%
Total	100%
The Compensation Committee chose these types of awards and established these relative weights to provide an effective incentive for the executive officers, based on the recommendation of our independent compensation consultant.
For Mr. Fogliato’s equity incentive compensation, the Compensation Committee awarded 50% stock options and 50% time-based RSUs, but he does not receive performance-based RSUs. The Compensation Committee awarded a competitive value of RSUs and stock options that, when added to Mr. Fogliato’s target total cash compensation, resulted in a target total direct compensation level that the Compensation Committee determined was reasonable and appropriate.
As a result of how the grant date fair value of long-term equity incentive awards must be calculated for accounting purposes, the estimated fair value of our equity-based incentives reflected in the Summary Compensation Table and the 2016 Grants of Plan-Based Awards Table may not reflect the actual value received or that may be received by our named executive officers with respect to these awards. Periodically the Compensation Committee reviews realized income from previous grants in order to monitor the effectiveness of its granting practices. The potential appreciation in the value of these equity-based incentives if the market price of our Common Stock increases is designed to motivate our executive officers.
The Compensation Committee also made a separate, long-term incentive cash award to our CEO in March 2016. The long-term incentive cash award is intended to tie a portion of Mr. Boyle’s compensation to the same multi-year operating goals to which the vesting of performance-based RSU awards for other executive officers based in the U.S. is subject.
The number of performance-based RSUs that vest, and the percentage of Mr. Boyle’s long-term incentive cash award that vests, are determined by reference to achievement of specified performance goals during the performance period. For performance-based RSU grants for the 2016 through 2018 performance period, if cumulative operating income and average return on invested capital are realized above minimum levels, each named executive officer may be awarded from 15% to 180% of the number of shares targeted, depending on the relative achievement of the target levels. If minimum levels of cumulative operating income and average return on invested capital are not met, rather than the RSUs being forfeited, a percentage of the RSUs nonetheless will vest if our average operating margin over the 2016 through 2018 period exceeds the 25th percentile rank relative to a three-year average operating margin of a specified peer group of companies. Generally, the Compensation Committee intends to set the minimum and maximum levels of cumulative operating income and average return on invested capital so that the relative difficulty of achieving these levels is consistent over each performance period. The Compensation Committee intended that the secondary measure of relative three-year average operating margin performance against an industry peer group would provide a means of earning performance shares during periods of significant volatility and provide a reward for managing through difficult business cycles, controlling for industry effects. Under this secondary performance measure, if Columbia’s three-year average operating margin is below the 25th percentile of the peer group, no RSUs vest. The percentage of the shares subject to the three-year average operating margin performance criteria that vest if this secondary measure is used and our three-year operating margin is above the 25th percentile of the peer group is as follows:

Columbia’s Percentile Rank	% of RSUs that Vest
25-39	20%
40-54	50%
55-69	80%
70-84	110%
85+	140%

The relative operating margin measure compares our three-year average operating margin to a peer group consisting of the following companies: Carters, Inc., Deckers Outdoor Corporation, Hanesbrands Inc., Kate Spade & Company, NIKE Inc., Oxford Industries, Philips-Van Heusen, Polo Ralph Lauren Corporation, Under Armour Inc., VF Corporation, and Wolverine World Wide Inc. The companies in the peer group were approved by the Compensation Committee, and were chosen based on their comparability with our business.
If data becomes unavailable for any company during the three-year cycle, due to a sale transaction or otherwise, operating margin for that company will be averaged over the period for which data is available.
In 2014, the Compensation Committee granted RSU awards for the 2014 through 2016 performance period, with amounts to be earned following the Compensation Committee’s certification of performance in early 2017, and with the following targets:

(a)	100% of the award subject to increase or forfeiture based on cumulative operating income and average return on invested capital of Columbia in the performance period, as defined below:

	Cumulative Operating Income (2014-2016)
	(dollars in millions)
	At Least	$425	$505	$585	$655	$725
Average Return on Invested Capital (2014-2016)	10.0%	40%	65%	80%	90%	105%
	12.5%	65%	90%	100%	115%	130%
	15.0%	80%	105%	120%	135%	150%
	17.5%	90%	115%	135%	150%	165%
	20.0%	95%	125%	145%	165%	185%

(b)
If cumulative operating income and average return on invested capital results in forfeiture of 100% of the award, notwithstanding the forfeiture, 100% of the award is subject to increase or forfeiture based on the average operating margin of the Company relative to the average operating margin of companies in the Company’s peer group in the performance period under the criteria set forth above.

The minimum levels of operating income and return on invested capital were exceeded for the 2014 through 2016 performance period. Each eligible named executive officer received 162.3% of his initial award following certification of results by the Compensation Committee on March 7, 2017. Because awards were paid out under the operating income and return on invested capital measure, no awards were payable under the secondary measure of average operating margin against our peer group. As a result, on March 7, 2017, Mr. Timm earned 8,528 shares and Mr. Cusick earned 4,876 shares of Columbia Common Stock. Mr. Boyle earned a cash award of $494,204.
In accordance with Mr. Fogliato’s employment agreement, he was awarded a long-term incentive cash award pursuant to which he is eligible to receive a cash payment equal to one-third (1/3) of the total award for performance in each of 2015, 2016 and 2017. The payout each year will be subject to adjustment from 0% to 150% of the annual award amount, depending on the actual achievement of the Columbia Europe direct operating income target for the prior fiscal year. Given market and operational challenges in our Europe direct business, the targets were intended to be moderately difficult to attain, and actual performance substantially exceeded the targets in 2015 and 2016. During 2015, the Company achieved Europe direct operating income performance at approximately 112% of target but did not achieve the maximum of 120% of target performance. During 2016, the Company achieved Europe direct operating income performance over the maximum of 120% of target performance. For the 2016 performance period, the target levels of operating income were exceeded and Mr. Fogliato received the maximum award possible, or 150% of the target amount payable. As a result, on December 31, 2016, Mr. Fogliato earned approximately $147,135.
Change in control severance plan
Specified key employees, including the named executive officers based in the U.S., based on level of position, are eligible to participate in a change in control severance plan that offers income protection in the event that the participant’s employment with us is involuntarily terminated other than for cause. The plan also secures for the benefit of Columbia the services of the eligible employees, including the named executive officers based in the U.S., in the event of a potential or actual change in control. Mr. Boyle and Mrs. Boyle are not eligible to participate in the plan. Mr. Fogliato is entitled to receive certain severance payments pursuant to his employment agreement. The Board believes these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes. For a description of the benefits to which the participating named executive officers would be entitled under the plan, see “Potential Payments upon Termination or Change in Control,” below.
2016 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Timothy P. Boyle	2016	922,846	—	—	—	1,342,224	16,757	2,281,827
CEO	2015	928,846	—	—	—	2,130,255	21,046	3,080,147
	2014	702,885	—	—	—	1,722,600	24,842	2,450,327

Gertrude Boyle	2016	870,000	—	—	—	390,630	14,285	1,274,915
Chairman of the Board	2015	899,231	—	—	—	675,120	14,168	1,588,519
	2014	766,462	—	—	—	763,200	17,552	1,547,214

Bryan L. Timm	2016	745,500	—	418,012	342,004	506,430	84,601	2,096,547
President and COO	2015	729,394	—	495,028	405,008	869,120	77,754	2,576,304
	2014	590,643	—	385,042	315,008	721,791	81,855	2,094,339

Thomas B. Cusick	2016	572,970	—	236,514	193,505	348,332	60,259	1,411,580
Executive Vice President of Finance, CFO and Treasurer	2015	560,539	—	330,042	270,006	584,483	51,113	1,796,183
	2014	453,077	—	220,082	180,000	396,000	53,222	1,302,381

Franco Fogliato (4)	2016	451,214	—	100,000	100,007	501,338	94,189	1,246,748
Senior Vice President and General Manager of EMEA	2015	451,214	390,300	75,026	75,008	147,135	94,220	1,232,903
	2014	451,214	655,241	75,027	75,003	—	94,898	1,351,383

(1)	For 2016, amounts include employee contributions deferred under our 401(k) Excess Plan.

(2)
The amounts set forth in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718—Stock Compensation, excluding the effect of any estimated forfeitures. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which performance conditions are ultimately met and the market value of our Common Stock in future periods. The maximum payout amounts for the 2016 performance restricted stock units reported in the “Stock Awards” column above are as follows: Mr. Timm, $410,404 and Mr. Cusick, $232,216. Assumptions used in the calculation of amounts set forth in the “Stock Awards” and “Option Awards” columns are described in the Notes to Consolidated Financial Statements for each of the years ended December 31, 2014, 2015 and 2016, included in Columbia’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)	The amounts set forth in the “All Other Compensation” column for 2016 consist of the following:

Name	Matching Contributions under the Company’s 401(k) Profit Sharing Plan	Matching Contributions under the Company’s 401(k) Excess Plan	Executive Officer Excess Disability Insurance Premium Payments	Payments for Health Care Benefits Not Provided to Other Employees	Other Personal Benefits(a)
Timothy P. Boyle	$13,250	—	—	*	—
Gertrude Boyle	$13,250	—	—	*	—
Bryan L. Timm	$13,250	$67,481	*	—	—
Thomas B. Cusick	$13,250	$44,623	*	—	—
Franco Fogliato	$—	—	—	—	$94,189

*
The value of each of these items is less than $10,000, or less than the greater of $25,000 and 10% of the aggregate value of all personal benefits received by the named executive officer, as applicable.

(a)
Consists of annual housing allowance of $39,244, allowance for personal use of company car of $6,284, dependent medical allowance of $14,125, employer contributions to Swiss Pension Plan of $31,377, and reimbursement for tax assistance services of $3,159.

(4)
Compensation for Mr. Fogliato is paid in Swiss francs and amounts for calendar years 2014, 2015 and 2016 have been converted to U.S. dollars using the exchange rate in effect on December 31, 2016 (1 Swiss franc = .9809 U.S. dollar).

2016 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities (#)	All Other Option Awards: Number of Securities Underlying Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
Timothy P. Boyle		222,480		815,760		1,631,520	—	—	—	—	—	—	—
		—		203,940	(1)	—	—	—	—	—	—	—	—
		0	(2)	324,450		584,010

Gertrude Boyle		174,000		348,000		696,000	—	—	—	—	—	—	—
		—		87,000	(1)	—	—	—	—	—	—	—	—

Bryan L. Timm		230,720		461,440		922,880	—	—	—	—	—	—	—
		—		115,360	(1)	—	—	—	—	—	—	—	—
	1/28/2016	—		—		—	—	—	—	3,747	—	—	190,010
	1/28/2016	—		—		—	—	—	—	—	27,745	53.35	342,004
	3/1/2016	—		—		—	0	3,927	7,069	—	—	—	228,002

Thomas B. Cusick		155,159		310,318		620,637	—	—	—	—	—	—	—
		—		77,580	(1)	—	—	—	—	—	—	—	—
	1/28/2016	—		—		—	—	—	—	2,120	—	—	107,505
	1/28/2016	—		—		—	—	—	—	—	15,698	53.35	193,505
	3/1/2016	—		—		—	0	2,222	4,000	—	—	—	129,009

Franco Fogliato (3)		67,682		180,486		360,971	—	—	—	—	—	—	—
		—		45,121	(1)	—	—	—	—	—	—	—	—
	1/28/2016	—		—		—	—	—	—	1,972	—	—	100,000
	1/28/2016	—		—		—	—	—	—	—	8,113	53.35	100,007

(1)
Amount represents individual component target for achieving individual performance objectives under the Executive Incentive Compensation Plan. The target amount for the individual component also is a maximum amount under the plan.

(2)	At threshold performance no performance-based RSUs or long-term incentive cash compensation will be earned.

(3)	Compensation for Mr. Fogliato is paid in Swiss francs and amounts have been converted to U.S. dollars using the exchange rate in effect on December 31, 2016 (1 Swiss franc = .9809 U.S. dollar).

Narrative Disclosure to Summary Compensation Table and 2016 Grants of Plan-Based Awards Table
Salary
Salaries paid to our named executive officers are set forth in the Summary Compensation Table. The amounts set forth in the “Salary” column of the Summary Compensation Table include payments in 2016 for cash-out of personal time off. As a result, the salary paid to a named executive officer during the year (as reported on a cash basis in the Summary Compensation Table) may vary from the executive officer’s annualized salary. For fiscal 2016, salaries paid to our named executive officers (including the cash-out for personal time off) accounted for the following percentages of each named executive officer’s total compensation, as reported in the “total” column of the Summary Compensation Table: Mr. Boyle (40%), Mrs. Boyle (68%), Mr. Timm (36%), Mr. Cusick (41%), and Mr. Fogliato (36%). Any salary increases are effective in March of each respective year.
Bonus
Discretionary bonuses paid to our named executive officers are set forth in the 2016 Summary Compensation Table. The discretionary bonuses are described in further detail under the caption “Compensation Discussion and Analysis—Overview of Executive Compensation Program—Analysis of 2016 Named Executive Officer Compensation—Short-term incentive compensation” above.
Stock awards
We awarded both time-based and performance-based RSUs to our named executive officers based in the U.S., other than our Chairman and CEO, and we awarded time-based RSUs to Mr. Fogliato, in each case under our 1997 Stock Incentive Plan. The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2016 Grants of Plan-Based Awards Table represent the threshold, target and maximum number of performance-based RSUs that may be earned by each of the named executive officers based in the U.S. during the January 1, 2016 through December 31, 2018 performance period, depending on the extent to which Company performance goals are met or exceeded. RSUs earned during the performance period will vest approximately in March 2019, upon approval by the Compensation Committee. The amounts set forth in the “All Other Stock Awards” column of the 2016 Grants of Plan-Based Awards Table represent the number of time-based RSUs granted to each named executive officer, of which 25% of the RSUs vest annually (a) on the first anniversary of the first day of the first full calendar month following the date of grant (the “Vest Date”), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date. The date on which RSUs vest is referred to as a “vesting date.” The RSUs become vested on a respective vesting date only to the extent the recipient is an employee of the Company continuously from the award date to the vesting date. If a vesting date falls on a weekend or any other day on which the NSM or Exchange is not open, affected RSUs will vest on the next following NSM or Exchange business day, as the case may be.
Option awards
We awarded stock options to our named executive officers, other than our Chairman and CEO, under our 1997 Stock Incentive Plan. The options granted to our named executive officers are set forth in the “All Other Option Awards” column of the 2016 Grants of Plan-Based Awards Table and vest and become exercisable with respect to 25% of the shares on each of the first four anniversaries of the grant date.
Non-equity incentive plan compensation
The amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the 2016 Summary Compensation Table consist of payments made pursuant to non-equity incentive plan awards granted to our named executive officers under our Executive Incentive Compensation Plan, as well as pursuant to long-term incentive cash awards granted to Mr. Boyle and Mr. Fogliato, respectively. A discussion of the corporate performance targets that were achieved for 2016 for awards under our Executive Incentive Compensation Plan is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2016 Named Executive Officer Compensation—Short-term incentive compensation” above. A discussion of the performance targets that were achieved for 2016 for long-term incentive cash awards granted to Mr. Boyle and Mr. Fogliato, respectively, are set forth under the caption “Compensation Discussion and Analysis—Analysis of 2016 Named Executive Officer Compensation—Long-term cash and equity-based incentives” above.
We may or may not award an annual cash bonus under the Executive Incentive Compensation Plan, and any amount actually paid generally varies according to the achievement of Company and individual performance objectives.
The Compensation Committee establishes targets for our incentive programs early in the fiscal year based upon current forecasts, business strategies and expectations. The Compensation Committee has the discretion, at or prior to the time it sets the performance target, to include or exclude any extraordinary items affecting the performance target and to adjust the performance target to take into account changes in accounting.
The Compensation Committee also generally may reduce or completely eliminate the amount payable under the Executive Incentive Compensation Plan to a named executive officer based on factors that it determines warrant such a reduction or elimination. Historically, the Compensation Committee has not exercised this discretion to any significant degree. Under the plan, the Compensation Committee has no discretion to increase any amount payable to a named executive officer.
The amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2016 Grants of Plan-Based Awards Table include the threshold, target and maximum payout amounts payable for achieving the corporate and individual performance objectives under the Company’s Executive Incentive Compensation Plan for 2016 awards.
For Mr. Boyle, the amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2016 Grants of Plan-Based Awards Table also include the threshold, target and maximum payout amounts payable for his long-term incentive cash award for the January 1, 2016 through December 31, 2018 performance period, depending on the extent to which Company performance goals are met or exceeded. We anticipate that the Compensation Committee will determine the amount Mr. Boyle earns under his long-term incentive cash award for this performance period in March 2019.
For fiscal 2016, the aggregate value of bonuses paid to our named executive officers under our Executive Incentive Compensation Plan and under long-term incentive cash awards accounted for the following percentages of each named executive officer’s total compensation reported in the “Total” column of the Summary Compensation Table: Mr. Boyle (59%), Mrs. Boyle (31%), Mr. Timm (24%), Mr. Cusick (25%), and Mr. Fogliato (40%).
All other compensation
All other compensation of our named executive officers is set forth in the Summary Compensation Table for Fiscal 2016 and described in greater detail in footnote 3 to the table.
Our 401(k) Profit Sharing Plan is our tax qualified retirement savings plan pursuant to which our U.S. employees, including the named executive officers based in the U.S., are able to make pre-tax contributions from their cash compensation. Typically, we make matching contributions for all participants each year equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of eligible annual compensation. We also may make annual profit sharing contributions to the accounts of our employees under the 401(k) Profit Sharing Plan. The contribution consists of amounts that are allocated among eligible employees based on a percentage of their annual salaries. The total profit sharing contribution, if any, is determined each year by the Board of Directors. For 2016, the Board of Directors did not approve any profit sharing contribution. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Profit Sharing Plan and also limits the amount of salary and bonus with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. See the “2016 Nonqualified Deferred Compensation” table below. Mr. Fogliato does not participate in our 401(k) Profit Sharing Plan or 401(k) Excess Plan.
We provide our named executive officers with competitive benefits, and we generally do not provide perquisites or tax reimbursements or other benefits to the named executive officers based in the U.S. that are not available to other employees based in the U.S. In addition to our 401(k) Profit Sharing Plan and 401(k) Excess Plan described above, in 2016, our named executive officers based in the U.S. were offered other benefits that were substantially the same as those offered to all of our U.S. employees. These benefits included medical, dental and vision insurance. We also provide an enhanced long-term disability benefit to our named executive officers based in the U.S. This benefit is designed to provide additional protection to our named executive officers in the event of catastrophic illness or disability. We provide our Chairman, our CEO and our CEO’s qualifying family members with medical insurance at no cost to those individuals. In accordance with his employment agreement, Mr. Fogliato receives additional perquisites, some of which are customary for management employees in his geographic location, including: a monthly housing allowance; allowance for personal use of company car (this benefit is also available to all of our European directors); a dependent medical allowance (this benefit is also available to all of our European directors); and reimbursement for tax assistance up to approximately $5,000 per year for the duration of his employment. In 2016, the Compensation Committee reviewed a compensation analysis provided by our independent compensation consultant, PricewaterhouseCoopers L.L.P., covering all aspects of Mr. Fogliato’s compensation, including perquisites.

2016 Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS					STOCK AWARDS
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1) (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5) (j)
Bryan L. Timm	1/20/2011	17,070	—	(1a)	29.985	1/19/2021	—		—	—	—
	1/20/2011	53,720	—	(1b)	29.985	1/19/2021	—		—	—	—
	1/26/2012	9,964	—		23.850	1/25/2022	—		—	—	—
	1/31/2013	—	—		—	—	1,834	(2)	106,922	—	—
	1/31/2013	41,662	13,886		25.545	1/30/2023	—		—	—	—
	1/30/2014	—	—		—	—	2,416	(2)	140,853	—	—
	1/30/2014	19,430	19,428		38.155	1/29/2024	—		—	—	—
	3/3/2014	—	—		—	—	8,528	(3)	497,182	—	—
	1/29/2015	—	—		—	—	3,192	(2)	186,094	—	—
	1/29/2015	9,337	28,010		43.450	1/28/2025	—		—	—	—
	2/9/2015	—	—		—	—	943	(2)	54,977	—	—
	2/9/2015	2,781	8,342		42.110	2/8/2025	—		—	—	—
	2/27/2015	—	—		—	—	—		—	0	0
	1/28/2016	—	—		—	—	3,747	(2)	218,450	—	—
	1/28/2016	—	27,745		53.350	1/27/2026	—		—	—	—
	3/1/2016	—	—		—	—	—		—	0	0
		153,964	97,411				20,660		1,204,478	—	—
Thomas B. Cusick	1/26/2012	7,174	—		23.850	1/25/2022	—		—	—	—
	1/31/2013	—	—		—	—	1,048	(2)	61,098	—	—
	1/31/2013	15,808	7,934		25.545	1/30/2023	—		—	—	—
	1/30/2014	—	—		—	—	1,380	(2)	80,454	—	—
	1/30/2014	11,104	11,100		38.155	1/29/2024	—		—	—	—
	3/3/2014	—	—		—	—	4,876	(3)	284,271	—	—
	1/29/2015	—	—		—	—	1,824	(2)	106,339	—	—
	1/29/2015	5,336	16,005		43.450	1/28/2025	—		—	—	—
	2/9/2015	—	—		—	—	943	(2)	54,977	—	—
	2/9/2015	2,781	8,342		42.110	2/8/2025	—		—	—	—
	2/27/2015	—	—		—	—	—		—	0	0
	1/28/2016	—	—		—	—	2,120	(2)	123,596	—	—
	1/28/2016	—	15,698		53.350	1/27/2026	—		—	—	—
	3/1/2016	—	—		—	—	—		—	0	0
		42,203	59,079				12,191		710,735	—	—

Franco Fogliato	11/29/2013	—	—	—	—	1,908	(2)	111,236	—	—
	1/30/2014	—	—	—	—	1,036	(2)	60,399	—	—
	1/30/2014	4,628	4,624	38.155	1/29/2025	—		—	—	—
	1/29/2015	—	—	—	—	1,368	(2)	79,754	—	—
	1/29/2015	2,224	6,669	43.450	1/28/2026	—		—	—	—
	1/28/2016	—	—	—	—	1,972	(2)	114,968	—	—
	1/28/2016	—	8,113	53.350	1/27/2027	—		—	—	—
		6,852	19,406			6,284		366,357	—	—

(1) Option Grant Date	Vesting Schedule
January 20, 2011 (a)	25% vested on each anniversary date over four years
January 20, 2011 (b)	100% vested on the fifth anniversary date
January 26, 2012	25% vested on each anniversary date over four years
January 31, 2013	25% vested on each anniversary date over four years
January 30, 2014	25% vest on each anniversary date over four years
January 29, 2015	25% vest on each anniversary date over four years
February 9, 2015	25% vest on each anniversary date over four years
January 28, 2016	25% vest on each anniversary date over four years
(2) Time-based RSU Grant Date	Vesting Schedule
January 31, 2013
25% of the RSUs shall vest annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Vest Date”), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

January 30, 2014
25% of the RSUs shall vest annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Vest Date”), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

January 29, 2015
25% of the RSUs shall vest annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Vest Date”), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

February 9, 2015
25% of the RSUs shall vest annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Vest Date”), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

January 28, 2016
25% of the RSUs shall vest annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Vest Date”), and (b) on each of the subsequent three anniversaries following the first anniversary of the Vest Date

(3)	These performance-based RSUs have been earned under the Company performance component of the equity-based incentive compensation plan and vested on March 7, 2017.

(4)	Based on a value of $58.30 per share, the closing market price of our Common Stock on December 31, 2016, the last trading day of 2016.

(5)
At threshold performance no performance-based RSUs will be earned. Assuming target performance objectives are met and approved by the Compensation Committee, the performance-based RSUs would vest as follows:

Grant Date	Performance Period	Number of Shares	Market Value(A)	Vesting Schedule
February 27, 2015	2015-2017	8,315	$484,765	March 2018, upon Compensation Committee approval
March 1, 2016	2016-2018	6,149	$358,487	March 2019, upon Compensation Committee approval

(A)
Based on a value of $58.30 per share, the closing market price of our Common Stock on December 31, 2016, the last trading day of 2016, multiplied by the indicated number of performance-based RSUs granted that may be earned during the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

2016 Option Exercises and Stock Vested Table

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Bryan L. Timm	32,172	933,563	35,454	1,852,055
Thomas B. Cusick	21,776	637,938	10,420	606,264
Franco Fogliato	—	—	2,883	164,101

(1)	Represents full number of shares vested including shares surrendered for tax payment.
2016 Nonqualified Deferred Compensation

Name	Executive Contributions in 2016(1)	Matching Company Contributions in 2016(1)	Aggregate Earnings in 2016(1)	Aggregate Balance at 12/31/2016(1)
Timothy P. Boyle	—	—	—	—
Gertrude Boyle	—	—	—	—
Bryan L. Timm	$161,849	$67,481	$131,269	$1,610,476
Thomas B. Cusick	$96,871	$44,623	$43,407	$768,269
Franco Fogliato	—	—	—	—

(1)
All amounts reported in the Executive Contributions column are also included in amounts reported in the Salary column of the Summary Compensation Table. The amounts reported in the Matching Company Contributions column represent matching contributions made by us in early 2017 based on 2016 executive contributions; these amounts are also included in amounts reported for 2016 in the All Other Compensation column of the Summary Compensation Table. None of the amounts in the Aggregate Earnings column are included in amounts reported in the Summary Compensation Table because the Company does not pay guaranteed, above-market or preferential earnings on deferred compensation. All amounts included in the Aggregate Balance column have been reported in the Summary Compensation Table in this proxy statement or in prior year proxy statements.

Nonqualified Deferred Compensation Plan
The named executive officers based in the U.S. are eligible to participate in our 401(k) Excess Plan. Contributions based on salary and bonus in excess of the current tax law limit applicable for our qualified 401(k) Profit Sharing Plan are made as Company contributions under the 401(k) Excess Plan. Under the plan, the participants may elect to defer up to 70% of eligible compensation and we may make matching contributions for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, minus the matching contribution the participant would have been eligible to receive under the qualified 401(k) Profit Sharing Plan. The Board or the Company’s CEO may change or eliminate matching contributions to the 401(k) Excess Plan at any time, and such change or elimination may, to the extent designated by the Board or the CEO, be retroactive to the first day of the Excess Plan year in which the change or elimination is adopted by the Board or the CEO. Our matching contribution for 2016 to the accounts of the named executive officers based in the U.S. under the qualified and nonqualified plans are included under the heading “All Other Compensation” in the Summary Compensation Table above.
Amounts deferred under the 401(k) Excess Plan are credited to a participant’s account under the 401(k) Excess Plan. Each participant may allocate his or her account among a combination of six investment funds available under the 401(k) Excess Plan. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances quarterly. In 2016, the funds available under the 401(k) Excess Plan consisted of a money market fund and five mutual funds ranging from a conservative to growth investment objective. The money market fund had an annualized return of 0% and the mutual funds had annualized returns ranging from 5.65% to 11.18% in 2016. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

Mr. Fogliato participates in a Swiss pension plan, which is mandatory under Swiss law. Annually, the Company contributes to the plan at 7.5% of Mr. Fogliato’s plan eligible compensation. Individual employees are required to make their own direct contributions to the plan at an approximately equivalent percentage rate. Amounts in the plan bear interest depending on the annual performance of the pension plan, including certain minimum amounts as set by Swiss law. Retirement benefits are paid in the form of a lump-sum payment or a yearly pension, at employee discretion, when the employee reaches normal retirement age under the plan.
Potential Payments Upon Termination or Change in Control
Pursuant to our Change in Control Severance Plan (the “Plan”) we have agreed to provide certain benefits to some of our named executive officers based in the U.S. in the event that the executive’s employment with Columbia is involuntarily terminated without “cause” other than in connection with a change in control, or in the event that, in connection with a change in control, the executive’s employment with Columbia is terminated by us other than for “cause” or by the executive for “good reason.” Neither our CEO nor our Chairman is eligible to participate in the Plan. Pursuant to Mr. Fogliato’s employment agreement, we have agreed to provide certain benefits in the event that his employment with Columbia is involuntarily terminated, except in instances of misconduct. The Board believes that these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes.
In our plans and agreements, “cause” generally includes personal dishonesty intended to result in substantial personal enrichment, conviction of a felony that is injurious to Columbia, willful acts that constitute gross misconduct that is injurious to Columbia, continued substantial violations of employment duties that are willful and deliberate and other substantial violations of the Plan, including violation of Columbia’s Code of Conduct or other restrictive covenants agreed to under the Plan. As it relates to Mr. Fogliato’s employment agreement, “misconduct” would be similarly construed. “Good reason” generally includes a change in position or responsibilities that do not represent a promotion, a decrease in compensation or a home office relocation of over 75 miles.
Termination Without Cause or for Good Reason, Following a Change in Control
Cash severance benefit. The Plan provides that each named executive officer based in the U.S., other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the executive officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 12 months following a change in control. In the event of a qualifying termination in connection with a change in control, the cash severance payment for Mr. Timm would be equal to 3.75 times, and for Mr. Cusick would be equal to 3.0 times, the sum of his base annual salary. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.
Insurance continuation. In the event of a qualifying termination in connection with a change in control, each of Messrs. Timm and Cusick would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.
Equity acceleration. In the event of a qualifying termination in connection with a change in control, outstanding options and time-based RSUs held by a named executive officer based in the U.S. would accelerate in full, and performance-based RSUs would accelerate to the extent earned as of that date, determined on a pro-rated basis for the applicable performance period.
The following table shows the estimated change in control benefits that would have been payable to each of the eligible named executive officers if the named executive officer were terminated by us without cause, or if the named executive officer terminated his employment for good reason, within 12 months following a change in control, as of December 31, 2016. Mr. Fogliato does not have benefits in connection with a change in control.

Name	Cash Severance Benefit	Insurance Continuation (1)	Option Acceleration (2)	Time-based Restricted Stock Unit Acceleration (3)	Performance-based Restricted Stock Unit Acceleration (4)	401(k) Excess Plan Match (5)	Total Lump Sum Payments
Bryan L. Timm	$2,703,750	$23,341	$1,534,556	$707,296	$800,576	$67,481	$5,837,000
Thomas B. Cusick	$1,662,420	$23,341	$933,924	$426,465	$479,926	$44,623	$3,570,699
Franco Fogliato	—	—	—	—	—	—	—

(1)	The amounts in the column represent the present value of 18 months of health insurance benefit payments to each officer at the rates paid by us as of December 31, 2016.

(2)
The amounts in the column represent the value that would be realized on acceleration of outstanding options based on the difference between the exercise price and $58.30, the closing market price of our Common Stock on December 31, 2016, the last trading day of 2016.

(3)
The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $58.30 per share, the closing market price of our Common Stock on December 31, 2016, the last trading day of 2016. See “2016 Outstanding Equity Awards at Fiscal Year End” table and “Compensation Discussion and Analysis—Analysis of 2016 Named Executive Officer Compensation—Long-term cash and equity-based incentives” above.

(4)
The amounts in the column were calculated using a value of $58.30 per share, the closing market price of our Common Stock on December 31, 2016, the last trading day of 2016, multiplied by the number of RSUs earned as of that date, determined on a pro-rated basis for the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

(5)	The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2016.
Termination Without Cause
Cash severance benefit. The Change in Control Severance Plan provides that each named executive officer based in the U.S., other than Mr. Boyle and Mrs. Boyle, would receive cash severance benefits payable if the executive officer’s employment is terminated by us at any time without “cause.” Mr. Fogliato would receive a similar severance benefit pursuant to his employment agreement. In the event that a named executive officer’s employment is terminated by us without “cause” and not in connection with a change in control, the cash severance benefit payment for Mr. Timm would be equal to 3.0 times, and for Mr. Cusick would be equal to 2.25 times, his base annual salary and for Mr. Fogliato would be equal to his base annual salary. These amounts are payable to named executive officers based in the U.S. in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one half months after the end of the fiscal year in which the termination occurred.
Insurance continuation. In the event of a termination other than in connection with a change in control, each of Mr. Timm and Mr. Cusick would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.
Equity acceleration. In the event of a termination other than in connection with a change in control, the vesting of neither options nor RSUs would accelerate.
The following table shows the estimated severance benefits that would have been payable to each of the eligible named executive officers if his employment was terminated by us without “cause” on December 31, 2016.

Name	Cash Severance Benefit	Insurance Continuation (1)	401(k) Excess Plan Match (2)	Total Lump Sum Payments
Bryan L. Timm	$2,163,000	$23,341	$67,481	$2,253,822
Thomas B. Cusick	$1,246,815	$23,341	$44,623	$1,314,779
Franco Fogliato	$451,214	—	—	$451,214

(1)	The amounts in the column represent the present value of 18 months of health insurance benefit payments, at the rates paid by us as of December 31, 2016.

(2)	The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2016.
Termination Due to Death or Disability
The following table shows the estimated payout for each named executive officer had his or her employment terminated on December 31, 2016 as a result of death or disability. The time-based RSU award agreement generally requires the officer to be employed by us on the date of issuance to receive an award payout, but provides that if employment terminates earlier as a result of death or disability the officer will be entitled to acceleration of all unvested shares. Mr. Fogliato’s unvested long-term cash incentive award will be paid at 100% of the target amount in the event of his termination as a result of death.

Name	Time-based Restricted Stock Unit Acceleration (1)	Payout under Non-Equity Incentive Plan Awards (2)	401(k) Excess Plan Match (3)
Timothy P. Boyle	—	$848,020	—
Gertrude Boyle	—	$390,630	—
Bryan L. Timm	$707,296	$506,430	$67,481
Thomas B. Cusick	$426,465	$348,332	$44,623
Franco Fogliato	$366,357	$599,428	—

(1)
The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $58.30 per share, which was the closing price of our Common Stock on December 31, 2016, the last trading day of 2016. See “2016 Outstanding Equity Awards at Fiscal Year End” table and “Compensation Discussion and Analysis—Analysis of 2016 Named Executive Officer Compensation—Long-term cash and equity-based incentives,” above.

(2)
The amounts in this column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan. For Mr. Fogliato, the amount also includes the estimated payout for 2016 and 100% of the target payout of his remaining unvested long-term cash incentive award.

(3)	The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2016.
Termination Due to Retirement
The following table shows the estimated payout for each named executive officer had his or her employment terminated on December 31, 2016 as a result of retirement.

Name	Payout under Non-Equity Incentive Plan Awards (1)	401(k) Excess Plan Match (2)
Timothy P. Boyle	$848,020	—
Gertrude Boyle	$390,630	—
Bryan L. Timm	$506,430	$67,481
Thomas B. Cusick	$348,332	$44,623
Franco Fogliato	$501,338	—

(1)
The amounts in this column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan for our named executive officers. For Mr. Fogliato, the amount also includes the estimated payout under his long-term cash incentive award.

(2)	The amounts in the column assume the 401(k) Excess Plan was in effect on December 31, 2016.

PROPOSAL 3: ADVISORY VOTE (NON-BINDING) APPROVING EXECUTIVE COMPENSATION
Shareholders are provided with the opportunity to cast an advisory vote to approve executive compensation as described below. Columbia values the views of its shareholders and is committed to excellence in the design and effectiveness of Columbia’s executive compensation program.
Columbia’s executive compensation program is designed to attract, retain and motivate key, highly-talented executive officers and to align executive officer and shareholder financial interests, while encouraging prudent risk taking in order to achieve long-term shareholder objectives. Columbia believes that its executive compensation program, which includes long-term equity awards as a significant component of an executive officer’s overall compensation opportunity, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. Columbia’s total shareholder return over the 1-, 3- and 5-year periods ended December 31, 2016 was 21.02%, 53.66% and 168.53%, respectively.
The Compensation Discussion and Analysis in this Proxy Statement describes our executive compensation program and the decisions made by the Compensation Committee in 2016 in more detail. Highlights of the program for our named executive officers include the following:

•	For each named executive officer other than our Chairman of the Board, more than 55% of the officer’s actual 2016 compensation was “at-risk,” or subject to performance requirements.

•
Columbia’s 2016 net sales increased over 2015 net sales by $50.9 million, or 2%, to $2.38 billion, and 2016 earnings per diluted share were $2.72, compared to $2.45 per diluted share in 2015. The Company’s performance in 2016, when compared to targets set by the Compensation Committee at the beginning of the year, resulted in the achievement of 94.9% of the target established under the Executive Incentive Compensation Plan.

•
The named executive officers, other than Mrs. Boyle and Mr. Boyle, receive annual long-term equity awards in the form of stock options and restricted stock units (“RSUs”) that constitute a substantial portion of each executive’s total compensation opportunity. These awards are generally subject to long-term vesting requirements and a significant portion of Mr. Timm’s and Mr. Cusick’s RSUs vest based on achievement of specified long-term performance goals. Mr. Fogliato, who is based outside the U.S., receives stock options and time-based RSUs, rather than performance-based RSUs. Neither Mrs. Boyle nor Mr. Boyle receive equity compensation grants since both already hold a significant amount of our Common Stock.

•
Mr. Boyle was granted a long-term incentive cash award in 2016 that is intended to tie a portion of Mr. Boyle’s compensation to the same multi-year operating goals to which the vesting of performance-based RSU awards for other executive officers based in the U.S. are subject.

•
Mr. Fogliato was granted a long-term incentive cash award pursuant to the terms of his employment agreement that vested, in part, based on performance for 2015 and 2016, and the remaining award will vest based on performance for 2017.

•
Based on the achievement of above-target three-year cumulative operating income and three-year average return on invested capital, 162.3% of the performance-based RSUs awarded to Messrs. Timm and Cusick for the 2014 through 2016 performance period vested and Mr. Boyle similarly received 162.3% of the long-term incentive cash award granted to Mr. Boyle for the 2014 through 2016 performance period.

•
Mr. Boyle’s total cash compensation (salary and short-term and long-term cash incentives) for 2016 was $2,265,070, of which $848,020 was earned upon achieving performance objectives established under the Executive Incentive Compensation Plan and $494,204 was earned upon achieving performance objectives established for his long-term incentive cash award under the 1997 Stock Incentive Plan.

•
Each of our executive officers based in the U.S. is employed “at will” and we have no employment or similar agreements with any of our named executive officers based in the U.S., other than a change in control and severance plan approved by the Board of Directors, in which neither Mrs. Boyle nor Mr. Boyle is eligible to participate. We entered into an employment agreement with Mr. Fogliato upon joining the Company, as is customary for employees in Europe.

•	In 2016, shareholders approved executive compensation by advisory vote and no changes were made to compensation programs as a result.
Columbia believes the 2016 compensation program for the named executive officers helped to motivate the executive officers and encouraged appropriate risk-taking in order to achieve strong financial performance amid continuing global macroeconomic challenges.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which include the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the footnotes and narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
Advisory Vote
Although this vote is advisory and non-binding on the Board or the Company, the Board and the Compensation Committee, which is responsible for designing and administering Columbia’s executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for named executive officers.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends a vote FOR approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form.

PROPOSAL 4: ADVISORY VOTE (NON-BINDING) DETERMINING THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
As described in Proposal No. 3 above, Columbia’s shareholders are being provided the opportunity to cast an advisory vote on Columbia’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “say-on-pay vote.”
Columbia shareholders are also being provided the opportunity to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory say-on-pay vote. By voting on this proposal, shareholders may indicate whether they would prefer to cast an advisory say-on-pay vote once every one, two or three years.
After careful consideration of the alternatives, the Board believes that say-on-pay votes should be conducted every year so that shareholders may annually express their views on Columbia’s executive compensation policies and programs.
Advisory Vote
The frequency that receives a majority of votes cast in favor will be considered approved. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of Columbia and its shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends a vote FOR “ONE YEAR” on Proposal No. 4 (as opposed to every two years or every three years). Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted on this proposal in accordance with the instructions specified on the proxy form.

PROPOSAL 5: APPROVAL OF THE 1997 STOCK INCENTIVE PLAN, AS AMENDED
The Board is seeking shareholder approval of our amended 1997 Stock Incentive Plan, which we refer to as the Amended Stock Plan. The Board recently amended the Amended Stock Plan, upon recommendation of its Compensation Committee and subject to shareholder approval, to include updated provisions, including provisions relating to performance awards. The material amendments included in the Amended Stock Plan:

•	update the provisions regarding payment of tax withholding obligations to reflect certain changes in financial accounting standards;

•	update the provisions related to performance awards to address certain changes in financial accounting standards; and

•	provide for adjustments to outstanding awards in the event of an extraordinary cash dividend.
A copy of the Amended Stock Plan is attached to this Proxy Statement as Appendix A. The summary description of the amendments to the Amended Stock Plan provided above and of the material terms of the Amended Stock Plan provided below are not intended to be a complete description of the Amended Stock Plan. See Appendix A for more detailed information.
Shareholder approval of the Amended Stock Plan pursuant to this Proposal 5 will also constitute re-approval of the Amended Stock Plan for purposes of Section 162(m). In general, this re-approval is required at least once every five years to comply with certain requirements under Section 162(m). See “U.S. Federal Income Tax Consequences” below for more information.
Description of the Amended 1997 Stock Incentive Plan
Share Reserve. Stock options and restricted stock units (RSUs) are the principal long-term incentive compensation elements of our officer and key employee compensation programs, and the Board of Directors believes the Amended Stock Plan is an important tool to attract and retain talented employees and directors. In order to provide many employees with a long-term stake in Columbia’s prosperity, the Board of Directors makes option and RSU grants to key employees, consisting of approximately 310 individuals in the option program and approximately 916 individuals in the RSU program as of April 17, 2017. At April 17, 2017, 2,512,399 shares of Columbia’s Common Stock remained available for future grants under the Amended Stock Plan. The Board of Directors expects that Columbia will have sufficient shares for its incentive compensation program for at least the next 12 months. If the Board of Directors determines that additional shares are needed, shareholder approval will be sought at that time.
Eligibility. All employees, officers and directors of Columbia and its subsidiaries are eligible to participate in the Amended Stock Plan. Also eligible are non-employee agents, consultants, advisors, and independent contractors of Columbia or any subsidiary.
Administration. The Amended Stock Plan is administered by the Board of Directors or, if the Board so determines, a committee of the Board of Directors or specified officers of Columbia, or both. The Board or the committee, as the case may be, may promulgate rules and regulations for the operation of the Amended Stock Plan and generally supervises the administration of the Amended Stock Plan, except that only the Board of Directors may amend, modify or terminate the Amended Stock Plan. The Board of Directors has delegated general authority for making equity grants to the Compensation Committee. The Compensation Committee determines individuals to whom equity grants are made under the Amended Stock Plan and the price and terms of any grants. For further discussion regarding equity granting practices under the plan, see “Compensation Discussion and Analysis—Analysis of 2016 Named Executive Officer Compensation—Long-term cash and equity-based incentives,” above. For purposes of the description of the Amended Stock Plan, “Board of Directors” or “Board” shall also mean the Compensation Committee or officer when appropriate.
Termination and Amendment. The Amended Stock Plan will continue until all shares available for issuance under the Amended Stock Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Amended Stock Plan at any time. The Board of Directors may, at any time, modify or amend the Amended Stock Plan, but any modification or amendment may not materially adversely affect a holder’s rights under an outstanding award without the written consent of the holder.

Stock Options. The Board of Directors determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is intended to qualify as an incentive stock option (ISO) as defined in Section 422 of the Internal Revenue Code or a nonqualified stock option (NSO). In either case the option price cannot be less than the fair market value of the Common Stock on the date of grant. Options granted under the Amended Stock Plan generally continue in effect for the period fixed by the Board of Directors or appropriate committee or officer. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and, except as otherwise determined by the Board of Directors with respect to an NSO, are nontransferable except on death of a holder. Options may be exercised only while an optionee is employed by Columbia or a subsidiary, within 12 months following termination of employment by reason of death or disability, or otherwise until expiration of the post-termination exercise period. The Amended Stock Plan provides that the Board of Directors may extend at any time prior to the expiration of an option the exercise period for any period up to the expiration date of the option and may increase the number of shares for which the option may be exercised up to the total number underlying the option.
Restricted Stock, Restricted Stock Units and Stock Bonus Awards. The Board of Directors may make awards of restricted stock, restricted stock units or stock bonus awards under the Amended Stock Plan and determine the number of shares to be awarded and the terms, conditions and restrictions determined by the Board of Directors at the time such award is made. The restrictions may include restrictions concerning vesting, transferability and forfeiture of the shares awarded.
Repricing Prohibited without Shareholder Approval. The Amended Stock Plan prohibits the Board of Directors from taking the following actions without shareholder approval: (i) lowering the price of an option after it is granted, except with respect to certain adjustments in connection with changes in Columbia’s capital structure, (ii) taking any other action that is treated as repricing under generally accepted accounting principles, or (iii) cancelling an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.
Performance-Based Awards. The Compensation Committee may grant awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code denominated at the time of grant either in Common Stock or in dollar amounts consisting of monetary units that may be earned in whole or in part if written, objective performance goals established by the Compensation Committee are achieved over a designated period of time. The performance goals for each award will be one or more targeted levels of performance with respect to objective measures with respect to Columbia or any subsidiary, division or other unit of Columbia, which may include one or more of the following: earnings, earnings per share, book value per share, stock price appreciation, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, revenues, operating income (including or excluding depreciation, amortization, unusual or infrequently occurring items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital).
Performance goals also may be based on the achievement of specified levels of performance of Columbia (or performance of an applicable business unit) under one or more of the performance criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m), or any successor provision thereto, and the regulations thereunder. The Compensation Committee may provide in any performance-based award that any evaluation of performance may include or exclude any of the following events that occurs during an award period: (i) asset write downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) unusual or infrequently occurring items as described in Accounting Standards Codification Subtopic 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in Columbia’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales. To the extent such inclusions or exclusions affect performance-based awards to covered employees, they shall be prescribed in a form that satisfies the requirements for “performance based compensation” within the meaning of Section 162(m)(4)(C), or any successor provision thereto.
Payment of an award earned may be in cash or stock or both, as the Board of Directors determines. The Board of Directors may also impose additional restrictions to payment under a performance-based award in addition to the satisfaction of the performance goals. No Section 162(m) covered employee may be awarded in any fiscal year awards, other than performance-based awards, with respect to more than 100,000 shares of Common Stock, stock-based performance awards under which the aggregate amount of shares of Common Stock payable under the awards exceeds the equivalent of 100,000 shares of Common Stock, or cash-based performance awards under which the aggregate amount payable exceeds $3,000,000.
Changes in Capital Structure. The Amended Stock Plan provides that if the outstanding Common Stock is increased or decreased in number or value or changed into or exchanged for a different number or kind of shares or other securities of Columbia or of another corporation by reason of any recapitalization, stock split or certain other transactions or changes in Columbia’s corporate or capital structure, appropriate adjustment will be made by the Board of Directors in the number and kind of shares available for awards under the Amended Stock Plan.
Change in Control. In the event of a merger, consolidation or plan of exchange to which Columbia is a party or a sale of all or substantially all of Columbia’s assets or of more than 50% of Columbia’s outstanding shares of Common Stock, the Board of Directors will, in its sole discretion and to the extent possible under the structure of the transaction, select one of the following alternatives for treating outstanding awards under the Amended Stock Plan: (i) outstanding awards will remain in effect in accordance with their terms; (ii) outstanding awards shall be assumed, converted into or exchanged for awards with respect to stock in the corporation that is the surviving or acquiring corporation in the transaction (or in a parent corporation); (iii) the Board of Directors will provide a 30-day period prior to the completion of the transaction during which outstanding options shall be exercisable to the extent they are already vested or vest within that period and, upon the expiration of such 30-day period, all unexercised options shall immediately terminate (the Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such 30-day period), and the Board of Directors may, in its sole discretion, provide that any or all other outstanding awards will terminate, and/or accelerate the vesting and/or waive any applicable restrictions upon the expiration of such 30-day period; or (iv) the Board of Directors, in its sole discretion, will provide that outstanding awards will terminate upon or immediately prior to the transaction and that holders of such awards will receive a cash payment, calculated as described in the Amended Stock Plan. The Amended Stock Plan does not require all outstanding awards to be treated similarly in the event of a change in capital structure as described above.
U.S. Federal Income Tax Consequences
The following is a brief summary of the U.S. federal income tax consequences of the Amended Stock Plan generally applicable to us and to participants in the Amended Stock Plan who are subject to U.S. federal taxes. The summary is based on the applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.
Nonqualified Stock Options.  A participant generally will not recognize income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our Common Stock on the date of grant and no additional deferral feature. When a nonqualified stock option is exercised, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.
Incentive Stock Options.  A participant generally will not recognize income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will recognize income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of Common Stock already held by the participant to pay the exercise price.
Unrestricted Stock Bonus Awards.  Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares.

Restricted Stock Units. A participant generally will not recognize income at the time a stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares, cash or property the participant receives.
Performance-Based Awards.  A participant generally will not recognize income upon the grant of performance-based awards. Upon the distribution of cash, shares or other property to the participant pursuant to the terms of the performance-based awards, the participant generally will recognize compensation taxable as ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid by the participant with respect to the performance shares or units.
Tax Consequences to Columbia.  In the foregoing cases, we generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.
Section 409A of the Internal Revenue Code.  We intend that awards granted under the Amended Stock Plan comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code, but make no representation or warranty to that effect.
Section 162(m) of the Internal Revenue Code.  Under Section 162(m) of the Internal Revenue Code, we are generally prohibited from deducting compensation paid to “covered employees” in excess of $1,000,000 per person in any year. “Covered employees” are defined as the principal executive officer and any one of the three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. In general, one of the requirements that must be satisfied to qualify as performance-based compensation under Code Section 162(m) is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our shareholders. Accordingly, shareholder approval of the Amended Stock Plan is necessary to ensure that we have the ability to exclude taxable compensation attributable to stock options, stock appreciation rights and performance-based awards under the Amended Stock Plan that are intended to qualify as “qualified performance-based compensation” under Code Section 162(m) from the limits on tax deductibility imposed by Section 162(m).
Tax Withholding.  We are authorized to deduct or withhold from any award granted or payment due under the Amended Stock Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of Common Stock or otherwise settle an award under the Amended Stock Plan until all tax withholding obligations are satisfied.
Plan Benefits
All awards to employees, officers, directors and consultants under the Amended Stock Plan are made at the discretion of the Board of Directors or appropriate committee or officer. Therefore, the benefits and amounts that will be received or allocated under the Amended Stock Plan are not determinable at this time. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the “2016 Grants of Plan-Based Awards” table. Grants made to our non-employee directors in the last fiscal year are described in “Director Compensation.” The closing price of our Common Stock, as reported on the NASDAQ Stock Market on April 17, 2017, was $58.81 per share.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board of Directors recommends that shareholders vote FOR approval of the Amended Stock Plan. The proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

Equity Compensation Plan Information
The following table provides information about compensation plans under which our equity securities are authorized for issuance to employees or non-employees (such as directors and consultants), at December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1997 Stock Incentive Plan	2,618,017	$37.40	3,089,699
1999 Employee Stock Purchase Plan(3)	-	-	948,888
Equity compensation plans not approved by security holders	-	-	-

Total	2,618,017	$37.40	4,038,587

(1)    The number of outstanding shares to be issued under the 1997 Stock Incentive Plan includes stock options and restricted stock units.
(2)    The weighted-average exercise price excludes 466,475 shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price.
(3)    The 1999 Employee Stock Purchase Plan was suspended indefinitely effective July 1, 2005.

PROPOSAL 6: APPROVAL OF THE EXECUTIVE INCENTIVE COMPENSATION PLAN, AS AMENDED
The Board is seeking shareholder approval of our Executive Incentive Compensation Plan, as amended, which we refer to as the Compensation Plan. The existing Executive Incentive Compensation Plan was originally approved by our shareholders in 1999. The Board recently amended the Compensation Plan, upon recommendation of its Compensation Committee and subject to shareholder approval, to update the provisions related to performance goals to increase the dollar limit on awards under the Compensation Plan to $4 million, update the list of performance criteria to align with the performance criteria in our 1997 Stock Incentive Plan and address certain changes in financial accounting standards, update certain provisions related to compliance with Section 409A of the Internal Revenue Code, and provide for the recovery of incentive compensation.
A copy of the Compensation Plan is attached to this Proxy Statement as Appendix B. The summary description of the amendments to the Compensation Plan provided above and of the material terms of the Compensation Plan provided below are not intended to be a complete description of the Compensation Plan. See Appendix B for more detailed information.
Shareholder approval of the Compensation Plan pursuant to this Proposal 6 will also constitute re-approval of the Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code. In general, this re-approval is required at least once every five years to comply with certain requirements under Section 162(m). See “U.S. Federal Income Tax Consequences” below for more information. Our shareholders last re-approved the existing Executive Incentive Compensation Plan in 2013.
Description of the Amended Executive Incentive Compensation Plan
Administration. The Compensation Plan is administered by the Compensation Committee, which consists of three independent directors.
Persons Covered. The Compensation Committee determines which executive officers of Columbia are eligible to participate in the Compensation Plan for any year no later than 90 days after the beginning of the plan year. In 2016, the following Columbia executive officers were eligible to participate in the Compensation Plan: Chairman of the Board; Chief Executive Officer; President and Chief Operating Officer, Senior Vice President, Columbia Merchandising and Design; Executive Vice President, Chief Administrative Officer, General Counsel, and Secretary; Executive Vice President of Finance, Chief Financial Officer and Treasurer; Senior Vice President and General Manager of EMEA; Senior Vice President of North America Sales; President, prAna; Senior Vice President of Global Supply Chain Operations; Senior Vice President and Chief Human Resources Officer; President, SOREL; Senior Vice President and Chief Marketing Officer; and Senior Vice President of Global Sourcing and Manufacturing.
Performance Goals and Awards. Within the time period prescribed by Section 162(m) of the U.S. Internal Revenue Code, and the regulations thereunder, the Compensation Committee establishes performance goals for each participating executive officer and the related cash performance awards related to achievement of those goals. Performance awards are stated as a percentage of an executive’s annual base salary. Performance goals may be based on our revenues, sales, earnings, or earnings per share, or the growth of Company revenues, sales earnings, earnings per share, book value per share, stock price appreciation, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, operating income (including or excluding depreciation, amortization, unusual or infrequently occurring items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital). The Compensation Committee has the discretion to include or exclude: asset write downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; unusual or infrequently occurring items as described in Accounting Standards Codification Subtopic 225-20 and/or Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year; acquisitions or divestitures; foreign exchange gains and losses; and gains and losses on asset sales; however, any decision to include or exclude such items or to adjust performance goals is made by the Compensation Committee at or prior to the time the Compensation Committee establishes performance goals for the calendar year. The Compensation Committee uses audited financial statements to measure all financial goals, where applicable. For the Chief Executive Officer, the corporate performance component of the award is based on a sliding scale, ranging from between 24 percent and 176 percent of his annual base salary, depending on the size of his annual base salary and whether we achieve between 80 percent and 120 percent of predetermined corporate performance goals. For all other eligible executive officers, performance awards are on a sliding scale, ranging from between 20 percent and 128 percent of each person’s annual base salary, depending on whether Columbia achieves between 80 percent and 120 percent of predetermined corporate performance goals. The Compensation Committee may use its discretion to reduce the amount payable to any eligible executive officer by up to 100 percent, based on factors it determines warrant such a reduction. The maximum amount payable under the Compensation Plan to any participant for a calendar year will not exceed $4 million.

Termination and Amendment. The Compensation Plan will remain in effect until terminated by the Board of Directors. The Board of Directors has the power to amend the Compensation Plan, in whole or in part, at any time, except that the Board of Directors does not have the right to change the performance goals established by the Compensation Committee under the Compensation Plan. The Compensation Committee may generally amend the Compensation Plan, with the approval of the Board, at any time.
U.S. Federal Income Tax Consequences. The following is a general summary of the U.S. federal income tax consequences of bonus payments under the Compensation Plan to us and to participants in the Compensation Plan who are citizens or residents of the United States for U.S. federal income tax purposes. The summary is based on the Internal Revenue Code, the U.S. Treasury regulations promulgated thereunder, rulings and other guidance issued by the Internal Revenue Service and judicial decisions in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be relevant or important to participants in the Compensation Plan, including foreign, state or local tax consequences.
For U.S. federal income tax purposes, a participant generally will recognize compensation taxable as ordinary income in the year a bonus payment, if any, is actually paid to the participant pursuant to the terms of the Compensation Plan. If a participant elects to defer a portion of the bonus (if any such alternative is available), the participant may be entitled to defer the recognition of income. We intend for bonus payments under the Compensation Plan to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code. In general, we will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to limitations under Section 162(m) of, and various other limitations on deductions for compensation contained in, the Internal Revenue Code.
Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that we may deduct for compensation paid to our “covered employees” in any year. “Covered employees” are defined as our principal executive officer and any one of our three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. In general, one of the requirements that must be satisfied is that the material terms of the performance goals under the Compensation Plan be disclosed to and re-approved by a majority vote of our shareholders every five years. Thus, we are seeking re-approval by our shareholders of the Compensation Plan in a manner intended to preserve our ability to exclude bonus payments to certain of our executives under the Compensation Plan from the $1,000,000 limit. If our shareholders do not reapprove the Compensation Plan, no bonuses will be paid to our covered employees under the terms of the Compensation Plan, and the Board of Directors and the Compensation Committee will make a determination in their business judgment as to the appropriate compensation for the covered employees, considering, among other factors, the additional costs arising from our inability to deduct all or a portion of the compensation paid to the covered employees.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board of Directors recommends that shareholders vote FOR approval of the Compensation Plan. The proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

PROPOSAL 7: SHAREHOLDER PROXY ACCESS
Ms. Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, is the beneficial owner of 50 shares of Columbia’s common stock and has notified Columbia that her designee, John Chevedden, intends to present the following proposal at the annual meeting. Columbia is not responsible for the accuracy or content of the proposal, which is presented verbatim as received from the proponent in accordance with SEC rules. As explained below, the Board of Directors unanimously recommends that you vote “AGAINST” the shareholder proposal.
*****
RESOLVED: Shareholders of the Columbia Sportswear Company (the “Company”) ask the board of directors (the “Board”) to amend its bylaws or other documents, as necessary, to provide proxy access with essential elements for substantial implementation as follows:

1.
Nominating shareholders or shareholder groups (“Nominators”) must beneficially own 3% or more of the Company’s outstanding common stock (“Required Stock”) continuously for at least three years and pledge to hold such stock through the annual meeting.

2.	Nominators may submit a statement not exceeding 500 words in support of each nominee to be included in the Company proxy.

3.	The number of shareholder-nominated candidates eligible to appear in proxy materials shall be one quarter of the directors then serving or two, whichever is greater.

4.	No limitation, below fifty, shall be placed on the number of shareholders that can aggregate their shares to achieve the 3% of Required Stock.

5.	No limitation shall be placed on the re-nomination of shareholder nominees by Nominators based on the number or percentage of votes received in any election.

6.	The Company shall not require that Nominators pledge to hold stock after the annual meeting if their nominees fail to win election.

7.
Loaned securities shall be counted as belonging to a nominating shareholder if the shareholder represents it has the legal right to recall those securities for voting purposes and will hold those securities through the date of the annual meeting.

Supporting Statement:
The SEC’s universal proxy access Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf) was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis.
Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1) a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140.3 billion. Public Versus Private Provision of Governance: The Case of Proxy Access (http://ssrn.com/abstract=2635695) found a 0.5 percent average increase in shareholder value for proxy access targeted firms.
Proxy Access: Best Practices
(http://www.cii.org/files/publications/misc/08_05_15_Best%20Practices%20-%20Proxy%20Access.pdf) by the Council of Institutional Investors, “highlights the most troublesome provisions” in recently implemented access bylaws, such as the fact that even if the 20 largest public pension fund members were able to aggregate their shares, they would not meet the 3% criteria at most companies examined by the Council of Institutional Investors.
Many corporate boards have adopted proxy access bylaws with troublesome provisions that significantly impair the ability of shareholders to participate in the nominating process, the ability of shareholder nominees to effectively serve if elected, and the ability of shareholder nominees to run again. Adoption of bylaws with all the requested elements outlined above would help ensure meaningful proxy assess is available to more shareholders.
Increase Shareholder Value
Vote for Shareholder Proxy Access Enhancement - Proposal 7

*****
BOARD OF DIRECTORS’ RESPONSE TO PROPOSAL 7
The Board recommends a vote “AGAINST” Proposal 7.
We are aware of and understand the ongoing developments regarding the issue of proxy access. However, after careful consideration of this proposal, the Board and Nominating and Corporate Governance Committee have concluded that adoption of proxy access is not in the best interest of Columbia or its shareholders.
The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and making recommendations regarding nominations for directors, and the Board is responsible for approving nominees for election to the Columbia Board. In undertaking these responsibilities, the Nominating and Corporate Governance Committee and the Board have a fiduciary duty to act in the best interests of all shareholders. Shareholders with access to Columbia’s proxy do not have a similar fiduciary duty. These shareholders can nominate directors who advance their own specific agenda without regard to the best interest of Columbia and its shareholders or to the overall composition of the Board of Directors, including independence, expertise and diversity considerations. In determining director nominees, the Nominating and Corporate Governance Committee and the Board take into consideration the ethical character and business experience of a candidate as well as his or her personal skills and knowledge with respect to financial statements and other areas that contribute to an effective Board of Directors. The Board believes that the Nominating and Corporate Governance Committee is in the best position to evaluate and recommend director nominees and that providing access to Columbia’s proxy for shareholder nominations not nominated by the Nominating and Corporate Governance Committee and the Board will undermine the value to shareholders of this selection and nomination process. Shareholders already have the opportunity to recommend director candidates for consideration by the Nominating and Corporate Governance Committee. Furthermore, Columbia’s bylaws also provide the opportunity for shareholders to nominate directors for consideration at annual meetings of shareholders and to solicit proxies in favor of such nominees.
In addition, the Board believes that the proxy access proposal espoused by the proponent could be detrimental to Columbia for a number of other reasons, including the increased distraction caused to management and the Board from proxy contests, the short-term or special interest focus of directors elected through proxy access, and the increase in Board turnover, which could create a Board without the experience to lead Columbia to achieve its long-term goals.
Finally, the Board believes that our directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. A majority of our directors are independent and all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent under the standards for independence applicable to members of each committee. All of our independent directors have substantial senior executive-level business experience. Each of Mrs. Boyle, Mr. Boyle and Ms. Bany are significant shareholders of Columbia, and as such their interests are aligned with other shareholders for building long-term shareholder value.
For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Columbia or its shareholders, and recommends that you vote “AGAINST” Proposal No. 7.
Advisory Vote
Although this vote is advisory and non-binding on the Board or the Company, the Board and the Nominating and Corporate Governance Committee value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future policies and decisions regarding director nominations by shareholders.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends a vote AGAINST Proposal No. 7. The shareholder proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted against approval of the adoption of this proposal. The vote is not binding on the Board, but the Board will review and consider the voting results when evaluating whether to amend the bylaws as described in the shareholder proposal in the future.

ADDITIONAL INFORMATION
Form 10-K. We will provide without charge upon the written request of any beneficial owner of shares of our Common Stock entitled to vote at the annual meeting, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2016. Written requests should be mailed to Peter J. Bragdon, Executive Vice President, Chief Administrative Officer, General Counsel, and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229.
Other Materials. All materials filed by us with the Securities and Exchange Commission may be obtained at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or through the Securities and Exchange Commission’s website at www.sec.gov.
Shareholder Proposals to be Included in Columbia’s Proxy Statement. To be considered for inclusion in proxy materials for our 2018 annual meeting of shareholders, a shareholder proposal must be received by Columbia by December 28, 2017.
Shareholder Proposals Not in Columbia’s Proxy Statement. Shareholders may present proposals for action at this annual meeting or at another annual meeting of shareholders in accordance with the Columbia’s bylaws, a copy of which is available upon written request to Columbia Sportswear Company, Attention: Peter J. Bragdon, Executive Vice President, Chief Administrative Officer, General Counsel, and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2018 annual meeting of shareholders, to be timely, the notice must be received by Columbia no earlier than December 28, 2017, and no later than January 27, 2018.
Discretionary Authority. The proxies to be solicited by us through our Board of Directors for our 2018 annual meeting of shareholders will confer discretionary authority on the proxy holders to vote on any shareholder proposal presented at the annual meeting if we fail to receive notice of the shareholder’s proposal for the meeting by January 27, 2018.
Shareholder Nominations for Director. Shareholders may nominate directly candidates for election to the Board of Directors at an annual meeting in accordance with the Company’s bylaws by delivering timely notice in writing to the Secretary, as described above. The notice must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company that are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the signed consent of each nominee to serve as a director of the Company if elected.

By Order of the Board of Directors

Timothy P. Boyle
Chief Executive Officer
Portland, Oregon
April 27, 2017

2017 ANNUAL MEETING OF SHAREHOLDERS
Tuesday, June 13, 2017
3:00 p.m. Pacific Time
Columbia Sportswear Company
Lillehammer Events Center
14339 NW Science Park Drive
Portland, Oregon 97229
(503) 985-4000
DIRECTIONS
From I-5 North of Portland:
•Take I-5 South to I-405 South
•Follow I-405 South to Hwy. 26 West
From I-5 South of Portland:
•Take I-5 North to Hwy. 217 North
•Follow Hwy. 217 North to Hwy 26 West
From Highway 26 West, take Exit #67/Murray Blvd. Turn right on Murray Blvd., left on NW Science Park Drive, and right into our parking lot at 14339 NW Science Park Drive

Appendix A
COLUMBIA SPORTSWEAR COMPANY
1997 STOCK INCENTIVE PLAN, AS AMENDED1

1.    Purpose. The purpose of this 1997 Stock Incentive Plan (the “Plan”) is to enable Columbia Sportswear Company (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisors and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of the Company or any parent or subsidiary of the Company (in which case, the Company, parent or subsidiary is referred to as an “Employer”).
2.    Shares Subject to the Plan.
2.1    Shares Subject to the Plan. Subject to adjustment as provided below and in Section 10, the shares to be offered under the Plan shall consist of Common Stock of the Company, and the total number of shares of Common Stock that may be issued under the Plan shall be 20,800,000 shares.
2.2    Share Usage. Shares of Common Stock covered by an award shall not be counted as used unless and until they are actually issued and delivered to the Recipient. If all or any portion of an option or Performance-based Award granted under the Plan or a restricted stock units award awarded pursuant to Section 7 expires, terminates, is cancelled, or otherwise does not result in all the shares subject to such award being issued, the unissued shares subject to that option Performance-based Award or restricted stock units award shall again be available under the Plan. If shares awarded as a stock bonus or restricted stock award pursuant to Section 7 or sold pursuant to Section 8 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan.
3.    Effective Date and Duration of Plan.
3.1    Effective Date. The Plan shall become effective as of March 12, 1997. No Incentive Stock Option (as defined in Section 5 below) granted under the Plan shall become exercisable and no payments shall be made under a Performance-based Award, however, until the Plan is approved by the affirmative vote of the holders of a majority of the shares of Common Stock represented at a shareholders meeting at which a quorum is present and the exercise of any Incentive Stock Options granted under the Plan before such approval shall be conditioned on and subject to such approval. Subject to this limitation, options and Performance-based Awards may be granted and shares may be awarded as bonuses or sold under the Plan at any time after the effective date and before termination of the Plan.
3.2    Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-based Awards, restricted stock units and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding Performance-based Awards, any outstanding restricted stock units or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.
4.    Administration.
4.1    Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law), determine the form of payment for awards (in cash, in shares, in some combination thereof or in any other manner approved by the Board of Directors), and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

_____________________________
1 Text stricken through indicates deletions, and text underscored in italics indicates additions.

4.2    Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 11.
4.3    Officers. The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors.
4.4    Non-U.S. Provisions. Notwithstanding anything in the Plan to the contrary, with respect to any person eligible for awards under the Plan who is resident outside the United States, the Board of Directors may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law or to meet the goals and objectives of the Plan or to permit the Plan to operate in a qualified or tax-efficient manner, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Board may, where it deems appropriate in its sole discretion, establish one or more sub-plans for these purposes.
5.    Types of Awards; Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) award stock bonuses or restricted stock units as provided in Section 7; (iv) sell shares subject to restrictions as provided in Section 8; and (v) award Performance-based Awards as provided in Section 9. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 who the Board of Directors believes have made or will make an important contribution to the Company; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. At the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award.
6.    Option Grants.
6.1    General Rules Relating to Options.
6.1-1    Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.
6.1-2    Exercise of Options. Except as provided in Section 6.1-4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Sections 6.1-4 and 10, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.
6.1-3    Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee.

6.1-4    Termination of Employment or Service.
6.1-4(a)    General Rule. Unless otherwise determined by the Board of Directors or unless otherwise required under applicable law, in the event an optionee’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.1-4(b) and (c), his or her option may be exercised at any time before the expiration date of the option or the expiration of the post-termination exercise period after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The post-termination exercise period for a grant is set forth in an option agreement.
6.1-4(b)    Termination Because of Total Disability. Unless otherwise determined by the Board of Directors, in the event an optionee’s employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term “total disability” shall be defined under the Company’s long-term disability policy.
6.1-4(c)    Termination Because of Death. Unless otherwise determined by the Board of Directors, in the event of an optionee’s death while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.
6.1-4(d)    Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time prior to the expiration of an option extend the applicable post-termination exercise periods any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.
6.1-4(e)    Failure to Exercise Option. To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.
6.1-4(f)    Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence greater than 30 days.

6.1-5    Purchase of Shares.
6.1-5(a)    Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the receipt by the Company, or by a broker or other agent as directed or approved by the Company, of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s present intention to acquire the shares for investment and not with a view to distribution.
6.1-5(b)    Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must have paid the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, or other contingent awards denominated in either stock or cash, promissory notes and other forms of consideration. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a Non-Statutory Stock Option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.
6.1-5(c)    Tax Withholding. Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, local and non-U.S. tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law. The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to require the optionee, to satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the ~~minimum~~maximum amount necessary to satisfy the required tax ~~withholding~~obligation based on the maximum individual statutory rate in the applicable jurisdiction. The Company shall have no obligation to deliver shares of stock until the Company’s tax withholding obligations have been satisfied by the optionee.
6.1-5(d)    Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy ~~withholding requirements~~ tax obligations).
6.1-6    Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.
6.2    Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:
6.2-1    Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option with respect to such stock is granted) with respect to which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000 will be treated as an Incentive Stock Option and the portion of the option exceeding $100,000 will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. The Company may designate stock that is treated as acquired pursuant to exercise of an option that is in part an Incentive Stock Option and in part a Non-Statutory Stock Option as Incentive Stock Option stock by issuing a separate certificate for that stock and identifying the certificate as Incentive Stock Option stock in its stock records. In the absence of such a designation, each share of stock issued pursuant to exercise of the option will be treated in part as Incentive Stock Option stock and in part as Non-Statutory Stock Option stock.
6.2-2    Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.
6.2-3    Duration of Options. Subject to Sections 6.1-2, 6.1-4 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.
6.2-4    Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or, another value of the Common Stock as shall be specified by the Board of Directors.
6.2-5    Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving any amendment to the Plan that constitutes the adoption of a new Plan for purposes of Section 422 of the Code. If the Company’s shareholders do not approve the Plan within

12 months of such adoption or amendment, any Incentive Stock Options granted under the Plan after the date of such adoption or amendment will be treated as Non‑Statutory Stock Options.
6.2-6    Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).
6.3    Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:
6.3-1    Option Price. The option price for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. Except as provided in Section 6.2-2, the option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted. The fair market value shall be the closing price of the Common Stock last reported before the time the option is granted, if the stock is publicly traded, or, another value of the Common Stock as shall be specified by the Board of Directors.
6.3-2    Duration of Options. Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.
7.    Stock Bonuses and Restricted Stock Units. The Board of Directors may award shares under the Plan as stock bonuses or restricted stock units. Shares awarded as a stock bonus or restricted stock units shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of an award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, local or non-U.S. tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to require the recipient, to satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the ~~minimum~~maximum amount necessary to satisfy the required tax ~~withholding~~obligation based on the maximum individual statutory rate in the applicable jurisdiction. The Company shall have no obligation to deliver shares of stock until the Company’s tax withholding obligations have been satisfied by the recipient. Upon the issuance of a stock bonus or restricted stock unit, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy ~~withholding~~tax obligations.
8.    Restricted Stock. The Board of Directors may issue shares under the Plan for such consideration (including promissory notes and services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing such shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, local, or non-U.S. tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the ~~minimum~~maximum amount necessary to satisfy the required tax ~~withholding~~obligation based on the maximum individual statutory rate in the applicable jurisdiction. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy ~~withholding~~tax obligations.

9.    Performance-based Awards. The Committee may grant awards intended to qualify as qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder to any “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision (“Performance-based Awards”). Performance-based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock Performance Award or a Dollar Performance Award shall be made, at the discretion of the Committee, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-based Awards shall be subject to the following terms and conditions:
9.1    Award Period. The Committee shall determine the period of time for which a Performance-based Award is made (the “Award Period”).
9.2    Performance Goals and Payment. The Committee shall establish in writing objective performance goals (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-based Award.
9.2-1    The Performance Goals for each Performance-based Award shall be one or more targeted levels of performance with respect to one or more of the following “performance criteria” with respect to the Company or any Business Unit as reported or calculated by the Company: earnings, earnings per share, book value per share, stock price appreciation, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, revenues, operating income (including or excluding depreciation, amortization, ~~extraordinary~~unusual or infrequently occurring items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital).
9.2-2    Performance Goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable Business Unit) under one or more of the performance criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.
9.2-3    The Committee may provide in any Performance-based Award that any evaluation of performance may include or exclude any of the following events that occurs during an Award Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) ~~extraordinary nonrecurring~~unusual or infrequently occurring items as described in Accounting Standards Codification Subtopic 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales. To the extent such inclusions or exclusions affect Performance-based Awards to covered employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.
9.2-4    The Committee shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 9.4).
9.2-5    The Committee may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.
9.3    Maximum Awards. No covered employee may be awarded in any fiscal year awards, other than Performance-based Awards, with respect to more than 100,000 shares of Common Stock, Stock Performance Awards under which the aggregate amount of shares of Common Stock payable under the Awards exceeds the equivalent of 100,000 shares of Common Stock, or Dollar Performance Awards under which the aggregate amount payable under the Awards exceeds $3,000,000.
9.4    Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, local, or non-U.S. tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the participant, including salary, subject to applicable law. With the consent of the

Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the ~~minimum~~maximum amount necessary to satisfy the required tax ~~withholding~~obligation based on the maximum individual statutory rate in the applicable jurisdiction.
9.5    Effect on Shares Available. The payment of a Performance-based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy ~~withholding~~tax obligations.
10.    Changes in Capital Structure.
10.1    Stock Splits; Stock Dividends; Extraordinary Distributions. If the outstanding Common Stock of the Company is hereafter increased or decreased in number or value or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other Company by reason of any stock split, reverse stock split, spin off, combination or exchange of shares, dividend payable in shares, distribution to shareholders other than a normal cash dividend or recapitalization, reclassification, or other change in the Company’s corporate or capital structure, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options and awards, or portions thereof then unexercised or not yet vested or settled, shall be exercisable or payable, and/or the per share price for such outstanding options and awards, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.
10.2    Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off or reorganization to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets or of more than 50% of the Company’s outstanding shares of Common Stock (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding awards under the Plan, in each case provided that the Transaction is consummated:
10.2-1    Outstanding awards shall remain in effect in accordance with their terms.
10.2-2    Outstanding awards shall be assumed, converted into or exchanged for awards with respect to stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction (or in a parent corporation). The amount and type of securities subject thereto and exercise price of any converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the assumed converted or exchanged awards shall be vested and/or free from applicable restrictions only to the extent that such requirements relating to awards granted hereunder have been satisfied.
10.2-3    The Board of Directors shall provide a period of 30 days or less before the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period. The Board of Directors may, in its sole discretion, provide that any or all other outstanding awards granted under the Plan shall terminate upon or immediately prior to the consummation of the Transaction and/or accelerate the vesting and/or waive any applicable restrictions upon the expiration of the period provided as described in this Section 10.2-3 or upon or immediately prior to the consummation of the Transaction.
10.2-4    The Board of Directors, in its sole discretion, shall provide that outstanding awards shall terminate either upon or immediately prior to consummation of a Transaction and that holders of such awards shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Transaction, or, in the event the Transaction does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Board of Directors in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding awards (to the extent then vested and/or exercisable or whether or not then vested and/or exercisable, as determined by the Board of Directors in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such awards, if any.
10.2-5    For the avoidance of doubt, nothing in this Section 10.2 requires all outstanding awards to be treated similarly.
10.3    Dissolution of the Company. Unless otherwise determined by the Board of Directors in its sole discretion, in the event of the dissolution or liquidation of the Company, outstanding awards shall automatically terminate immediately prior to such dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an award has not been waived by the Board of Directors, the award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.
10.4    Rights Issued by Another Corporation. The Board of Directors may also grant options, stock bonuses, restricted stock units and Performance-based Awards and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan, provided that any such awards are granted in exchange or substitution for, or in connection with the assumption or conversion of, existing options, stock bonuses, restricted stock units, Performance-based Awards and restricted stock granted, awarded or issued by another corporation and assumed, converted, exchanged or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction.
11.    Amendment of the Plan. The Board of Directors may at any time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason. Except as provided in Section 10, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder to a material extent.
12.    Approvals. The Company’s obligations under the Plan are subject to the approval of federal, state and non-U.S. authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to comply with applicable law and regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable federal, state or non-U.S. laws, rules or regulations.
13.    Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate such employee’s employment at will at any time, for any reason, with or without cause, or to decrease such employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.
14.    Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.
15.    Option Repricing. In no event shall the Board ~~or~~of Directors have the right, without shareholder approval, to (i) lower the price of an option after it is granted, except in connection with adjustments provided in Section 10; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) cancel an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for ~~[~~cash~~]~~, another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.
16.    Section 409A of the Code. The Plan and awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any award granted under the Plan, it is intended that the Plan and such awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any award granted under the Plan to the contrary, the Plan and any award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any award granted under the Plan to which Section 409A applies, all references in the Plan or any award granted under the Plan to the termination of the participant’s employment or service are intended to mean the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the participant is a “specified employee,” within the meaning of Section 409, then to the extent necessary to avoid subjecting the participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any award granted under the Plan during the six-month period immediately following the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the participant during such period, but shall instead be accumulated and paid to the participant (or, in the event of the participant’s death, the participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the participant’s separation from service or the participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any award granted under the Plan so that the award qualifies for exemption from or complies with Section 409A; provided, however, that the Board of Directors makes no representations that awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to awards granted under the Plan.

Appendix B
Columbia Sportswear Company
Executive Incentive Compensation Plan1

Article 1

Name of Plan. The name of the Plan shall be the Columbia Sportswear Company Executive Incentive Compensation Plan (the Plan).
 Article 2
 Effective Date of Plan. The effective date of the Plan shall be January 1, 1999. The Plan shall be subject to the approval of a majority of the shareholders of Columbia Sportswear Co. (the Company) at the first annual shareholders meeting to be held after the effective date. No payments will be made under the Plan unless and until such approval is obtained.
 Article 3
 Purpose of Plan. The purpose of this Plan is to provide an incentive to key executive officers of the Company who contribute to its success by offering an opportunity to such persons to earn compensation in addition to their salaries, based upon company success.
 Article 4
 Administration of Plan. The Plan shall be administered by the Compensation Committee (the Committee) of the Board of Directors (the Board) of the Company. The Committee shall have the full power and authority to administer the Plan. In applying and interpreting the provisions of the Plan, the decisions of the Committee shall be final.
 Article 5
 Eligibility. The Committee shall determine the key executive officers of the Company who shall participate in the Plan for any fiscal year as soon as practicable following the beginning thereof, but no later than 90 days after the beginning of the year. Such determination shall be in writing and shall be communicated to eligible executives as soon as practicable.
 Article 6
 Performance Goals. From time to time, the Committee shall establish performance goals based on one or more targeted levels of performance with respect to “performance criteria” with respect to the Company or any business unit as reported or calculated by the Company, which may include but is not limited to, one or more of the following: ~~the amount of Company~~ revenues, sales, earnings, or earnings per share, or the growth of Company revenues, sales earnings, ~~or~~ earnings per share, book value per share, stock price appreciation, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, operating income (including or excluding depreciation, amortization, unusual or infrequently occurring items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital). The performance goals to be applied for any calendar year shall be determined by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the U.S. Internal Revenue Code (the Code), or any successor provision thereto, and the regulations thereunder ~~no later than 90 days after the beginning of the year~~. Each eligible executive’s bonus shall be determined, in such manner as the Committee shall prescribe, by the extent to which the Company attains these performance goals. The specific performance goals to which each eligible executive’s bonus is tied shall be at the discretion of the Committee. The audited financial statements of the Company will be used to measure all financial goals, where applicable. The Committee shall have the discretion to include or exclude any ~~extraordinary items and/or to adjust its performance goals to take into account changes in accounting~~(i) asset write downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) unusual or infrequently occurring extraordinary nonrecurring items as described in Accounting Standards Codification Subtopic 225 20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales, however, any decision to include or exclude such~~extraordinary~~ items or to adjust performance goals ~~to reflect changes in accounting~~ shall be made by the Committee at or prior to the time the Committee establishes performance goals for the calendar year as prescribed above in this Article 6.
_____________________________
1 Text stricken through indicates deletions, and text underscored in italics indicates additions.

 Article 7
 Amount of Target Bonus. Upon determining that an executive is eligible to participate in the Plan, the Committee shall determine a target bonus for such executive. The target bonus shall be stated as a percentage of the eligible executive’s base salary.

After the end of the year, the Committee shall determine the extent to which the Company has reached the performance goals established for the eligible executives. The Committee shall have the discretion to reduce the amount payable to any participant for a calendar year by up to 100% based upon factors which it determines, in its discretion, warrant such reduction.

Notwithstanding any other provision of the Plan, the maximum amount payable to any participant under the Plan for a calendar year will not exceed $~~2~~4 million.
 Article 8
 Time of Payment. Payments will be made as soon as practicable after the Committee has certified the amounts payable under the Plan based upon audited financial results of the Company for the calendar year. No payments will be made under the Plan in respect of any calendar year unless the predetermined performance goals have been satisfied.
 Article 9
 Term of Plan. The Plan shall remain in effect until terminated by the Board.
 Article 10
 Separation. In case of separation from the Company due to death, disability, or retirement an individual or his or her beneficiaries shall receive a bonus, which is prorated for the period of time that the eligible executive was employed by the Company during the year in which the eligible employee died, became disabled or retired. Retirement means the eligible executive’s separation from service after (a) the executive’s attainment of age 50, and (b) the tenth anniversary of the executive’s hire date. The amount of such payment shall be determined and payable after the end of such year. In case of separation from the Company for any other reason, an eligible executive shall not be entitled to a bonus under this Plan for the year in which the separation occurs.
 Article 11
 Amendment of the Plan. The Board shall have the power to amend or terminate this Plan, in whole or in part, at any time, except that the Board shall not have the right to change the performance goals established by the Committee under Article 6, above. The Plan shall not create any rights of future participation in any employee. No person eligible to receive a bonus under this Plan shall have any rights to pledge, assign, or otherwise dispose of any unpaid portion of such bonus.
Article 12
Section 409A of the Code. The Plan and bonus awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short term deferral exception described in Treasury Regulation Section 1.409A 1(b)(4) or otherwise. To the extent Section 409A is applicable to the Plan or any bonus award granted under the Plan, it is intended that the Plan and such awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any bonus award granted under the Plan to the contrary, the Plan and any bonus award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any bonus award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any bonus award granted under the Plan to which Section 409A applies, all references in the Plan or any bonus award granted under the Plan to the termination of the participant’s employment or service are intended to mean the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the participant is a “specified employee,” within the meaning of Section 409, then to the extent necessary to avoid subjecting the participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any bonus award granted under the Plan during the six month period immediately following the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the participant during such period, but shall instead be accumulated and paid to the participant (or, in the event of the participant’s death, the participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the participant’s separation from service or the participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any bonus award granted under the Plan so that the award qualifies for exemption from or complies with Section 409A; provided, however, that the Board of Directors makes no representations that bonus awards granted under the Plan shall be exempt from or comply with

Section 409A and makes no undertaking to preclude Section 409A from applying to bonus awards granted under the Plan.
Article 13
Recovery of Incentive Compensation. Notwithstanding any other provision of the Plan to the contrary and to the maximum extent allowed by law, bonus awards granted under the Plan shall be subject to the Company’s current incentive compensation recovery policy, if any, as it may be amended from time to time, and any other compensation recovery policies as may be adopted from time to time by the Company to comply with applicable law and/or stock exchange requirements, or otherwise, to the extent determined by the Committee in its discretion to be applicable to an executive participating in the Plan.

Columbia Sportswear Company®

COLUMBIA SPORTSWEAR COMPANY
14375 NW SCIENCE PARK DRIVE
PORTLAND, OR 97229

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Gertrude Boyle	02 Timothy P. Boyle	03 Sarah A. Bany	04 Murrey R. Albers	05 Stephen E. Babson
06 Andy D. Bryant	07 Edward S. George	08 Walter T. Klenz	09 Ronald E. Nelson	10 Malia H. Wasson

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2017.	☐	☐	☐
3. To approve, by non-biding vote, executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 5 and 6.

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
7. Shareholder proposal asking the Board of Directors to amend the Company's bylaws to provide proxy access.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000332624_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K and 2016 Annual Report to Shareholders is/are available at www.proxyvote.com

COLUMBIA SPORTSWEAR COMPANY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
June 13, 2017

The undersigned hereby appoints Gertrude Boyle, Timothy P. Boyle, Thomas B. Cusick and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held June 13, 2017 or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000332624_2 R1.0.1.15